Exhibit 2.1



                          AGREEMENT AND PLAN OF MERGER


                                  by and among


                          COLUMBIA SUSSEX CORPORATION,

              WIMAR TAHOE CORPORATION D/B/A COLUMBIA ENTERTAINMENT,

                          WT-COLUMBIA DEVELOPMENT, INC.


                                       and


                                AZTAR CORPORATION


                            Dated as of May 19, 2006



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                                TABLE OF CONTENTS

                                    ARTICLE I

                                   The Merger

Section 1.01   The Merger......................................................1

Section 1.02   Closing.........................................................2

Section 1.03   Effective Time of the Merger....................................2

Section 1.04   Effects of the Merger...........................................2

Section 1.05   Organizational Documents........................................2

Section 1.06   Directors and Officers of Surviving Corporation.................2

                                   ARTICLE II

   Effects of the Merger on the Capital Stock of the Constituent Corporations;
                   Custodial Assets; Exchange of Certificates

Section 2.01   Effect on Capital Stock.........................................3

Section 2.02   Custodial Assets................................................4

Section 2.03   Exchange of Certificates........................................5

Section 2.04   Dissenting Shares...............................................7

                                   ARTICLE III

                         Representations and Warranties

Section 3.01   Representations and Warranties of Aztar........................7

Section 3.02   Representations and Warranties of Sussex and Columbia..........24

                                   ARTICLE IV

                                    Covenants

Section 4.01   Covenants of Aztar Interim Operations..........................30

Section 4.02   Covenants of Sussex and Columbia Interim Operations............35

Section 4.03   No Solicitation by Aztar.......................................36

Section 4.04   Other Actions..................................................38

Section 4.05.  Control of Aztar's Operations..................................38

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                                    ARTICLE V

                              Additional Agreements

Section 5.01   Preparation of the Proxy Statement; Stockholders Meeting.......39

Section 5.02   Access to Information; Effect of Review........................39

Section 5.03   Regulatory Matters; Reasonable Best Efforts....................40

Section 5.04   Stock Options; Restricted Stock and Equity Awards;
               Stock Plans....................................................44

Section 5.05   Employee Matters...............................................44

Section 5.06   Indemnification, Exculpation and Insurance.....................45

Section 5.07   Fees and Expenses..............................................47

Section 5.08   Public Announcements...........................................49

Section 5.09   Aztar Headquarters.............................................49

Section 5.10   Pinnacle Termination Fee.......................................49

Section 5.11   Guarantee......................................................50

                                   ARTICLE VI

                              Conditions Precedent

Section 6.01   Conditions to Each Party's Obligation to Effect the Merger.....50

Section 6.02   Conditions to Obligations of Aztar.............................51

Section 6.03   Conditions to Obligations of Columbia..........................52

Section 6.04   Frustration of Closing Conditions..............................52

                                   ARTICLE VII

                        Termination, Amendment and Waiver

Section 7.01   Termination....................................................52

Section 7.02   Effect of Termination..........................................54

Section 7.03   Amendment......................................................54

Section 7.04   Extension; Waiver..............................................54

                                  ARTICLE VIII

                               General Provisions

Section 8.01   Nonsurvival of Representations and Warranties..................55

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Section 8.02   Notices........................................................55

Section 8.03   Definitions....................................................56

Section 8.04   Interpretation and Other Matters...............................60

Section 8.05   Counterparts...................................................60

Section 8.06   Entire Agreement; No Third-Party Beneficiaries.................61

Section 8.07   Governing Law..................................................61

Section 8.08   Assignment.....................................................61

Section 8.09   Enforcement....................................................61

Section 8.10   Severability...................................................61

Section 8.11   WAIVER OF JURY TRIAL...........................................62

Section 8.12   Alternative Structure..........................................62


Exhibit A - Custody and Security Agreement

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         AGREEMENT AND PLAN OF MERGER, dated as of May 19, 2006 (this
"Agreement"), by and among Aztar Corporation, a Delaware corporation ("Aztar"), Columbia Sussex Corporation, a Kentucky corporation ("Sussex"), Wimar Tahoe Corporation, d/b/a Columbia Entertainment, a Nevada corporation and affiliate of Sussex ("Columbia"), and WT-Columbia Development, Inc., a Delaware corporation and a wholly owned subsidiary of Columbia ("Merger Sub").

         WHEREAS, Aztar, Pinnacle Entertainment, Inc. ("Pinnacle") and PNK Development 1, Inc., a wholly owned subsidiary of Pinnacle, entered into an Agreement and Plan of Merger, dated as of March 13, 2006, as amended and restated as of April 28, 2006, and amended by Amendment No. 4, dated May 5, 2006 (together, the "Pinnacle Agreement");

         WHEREAS, immediately prior to the execution and delivery of this Agreement, Aztar terminated the Pinnacle Agreement in accordance with its terms;

         WHEREAS, the respective Boards of Directors of Aztar, Sussex, Columbia and Merger Sub have approved the consummation of the business combination provided for in this Agreement, pursuant to which Merger Sub will merge with and into Aztar (the "Merger"), with Aztar surviving that merger (the "Surviving Corporation");

         WHEREAS, in the Merger, subject to the terms of Article II, each share of common stock, $.01 par value per share, of Aztar (the "Aztar Common Stock") will be converted into the right to receive $54.00 per share in cash;

         WHEREAS, in the Merger, subject to the terms of Article II, each share of Series B ESOP Convertible Preferred Stock, $.01 par value per share, of Aztar (the "Aztar Preferred Stock") will be converted into the right to receive $571.13 per share in cash; and

         WHEREAS, Aztar, Sussex, Columbia and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe various conditions to the Merger;

         NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                   The Merger

         Section 1.01 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.03), Merger Sub shall be merged with and into Aztar in accordance with the Delaware General Business Corporation Law (the "DGCL"). Aztar shall be the Surviving Corporation in the

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Merger and shall continue its corporate existence under the laws of the State of
Delaware and shall succeed to and assume all of the rights and obligations of Aztar and Merger Sub in accordance with the DGCL.

         Section 1.02 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., New York City time, on a date selected by Columbia, but not later than the fifth business day, following the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at such time) unless another time or date is agreed to by the parties hereto. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date." The Closing shall be held at such location in The City of New York as is agreed to by the parties hereto.

         Section 1.03 Effective Time of the Merger. Subject to the provisions of this Agreement, with respect to the Merger, as soon as practicable after 10:00 a.m., New York City time, on the Closing Date, the parties thereto shall file a certificate of merger (the "Certificate of Merger") executed in accordance with, and containing such information as is required by, the relevant provisions of
Section 251 of the DGCL with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (the "Effective Time").

         Section 1.04 Effects of the Merger. The Merger shall generally have the effects set forth in this Agreement and the applicable provisions of the DGCL.

         Section 1.05 Organizational Documents. At the Effective Time, (A) the certificate of incorporation of Merger Sub, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law and (B) the by-laws of Merger Sub shall be the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein, in the certificate of incorporation of the Surviving Corporation or by applicable law.

         Section 1.06 Directors and Officers of Surviving Corporation. The directors and officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified.

                                   ARTICLE II

   Effects of the Merger on the Capital Stock of the Constituent Corporations;
                   Custodial Assets; Exchange of Certificates

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

         Section 2.01 Effect on Capital Stock.

         At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Aztar Common Stock or Aztar Preferred Stock (together, the "Aztar Capital Stock") or any capital stock of Merger Sub:

         (a) Cancellation of Certain Aztar Common Stock and Aztar Preferred Stock. Each share of Aztar Common Stock or Aztar Preferred Stock that is owned by Aztar shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

         (b) Conversion of Aztar Common Stock. Subject to Section 2.03(e), each issued and outstanding share of Aztar Common Stock (other than shares to be canceled in accordance with Section 2.01(a) and other than Aztar Dissenting Shares (as defined in Section 2.04(a)) shall be converted into the right to receive (i) $54.00 per share in cash plus (ii) if the Closing shall not have occurred on or prior to the date which is six months from the date hereof for reasons other than those set forth in Section 6.01(a) and Section 6.03 of this Agreement, an amount in cash equal to $0.00888 per day for each day during the period commencing on the day following the expiry date of the six months period through the date of the Closing plus (iii) if the Closing shall not have occurred on or prior to the date which is nine months from the date hereof for reasons other than those set forth in Section 6.01(a) and Section 6.03 of this Agreement, an amount in cash equal to $0.00296 per day for each day during the period commencing on the day following the expiry date of the nine months period through the date of the Closing, (together the "Common Stock Merger Consideration"). As of the Effective Time, all such shares of Aztar Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Aztar Common Stock shall cease to have any rights with respect thereto, except the right to receive the Common Stock Merger Consideration to be paid therefor upon the surrender of such certificate in accordance with Section 2.03, without interest.

         (c) Conversion of Aztar Preferred Stock. Subject to Section 2.03(e), each issued and outstanding share of Aztar Preferred Stock (other than shares to be canceled in accordance with Section 2.01(a) and other than Aztar Dissenting Shares) shall be converted into the right to receive (i) $571.13 per share in cash plus (ii) if the Closing shall not have occurred on or prior to the date which is six months from the date hereof for reasons other than those set forth in Section 6.01(a) and Section 6.03 of this Agreement, an amount in cash equal to $0.09388 per day for each day during the period commencing on the day following the expiry date of the six months period through the date of the Closing, plus (iii) if the Closing shall not have occurred on or prior to the date which is nine months from the date hereof for reasons other than those set forth in Section 6.01(a) and Section 6.03 of this Agreement, an amount in cash equal to $0.0313 per day for each day during the period commencing on the day following the expiry date of the nine months period through the date of the Closing, provided that with respect to any share of Aztar Preferred Stock that has elected to receive the liquidation preference plus accrued and unpaid dividends in accordance with the certification of designations, preferences and rights of the Aztar Preferred Stock, each such share shall be converted into the liquidation preference thereof plus accrued and unpaid dividends as of the Effective Time (together, the "Preferred Stock Merger Consideration" and together with the Common Stock Merger Consideration, the "Merger Consideration"). The liquidation preference of a share of Aztar Preferred Stock is $100.

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As of the date hereof, the accrued and unpaid dividends thereon were less than
$180,000 in the aggregate. As of the Effective Time, all such shares of Aztar Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Aztar Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Preferred Stock Merger Consideration upon the surrender of such certificate in accordance with
Section 2.03, without interest.

         (d) Conversion of Merger Sub Common Stock. Each share of the capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time (of which, as of the date of this Agreement, 1000 shares of common stock, par value $.01 per share, are issued and outstanding) shall be converted into one duly authorized, validly issued, fully paid, and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation so that, after the Effective Time, Columbia shall be the holder of all of the issued and outstanding capital stock of the Surviving Corporation.

         Section 2.02 Custodial Assets. (a) Concurrently with the execution hereof, Sussex shall deposit $313 million (such amount, including the interest accrued thereon, the "Custodial Assets") with Deutsche Bank Trust Company Americas (the "Custodian"), pursuant to a custody and security agreement dated as of the date hereof and attached hereto as Exhibit A (the "Custody and Security Agreement") executed and delivered by each of Sussex, Columbia, Merger Sub, Aztar and the Custodian. At the Closing, the Custodial Assets then being held by the Custodian shall be credited against the Payment Fund (as defined below) and such Custodial Assets shall be promptly released and paid by the Custodian to the Paying Agent (as defined below) pursuant to this Section 2.02(a) and the terms of the Custody and Security Agreement. Upon the termination of this Agreement, the Custodial Assets shall be payable pursuant to
Section 5.07(d) hereof, and thereafter shall be promptly released by the Custodian to Aztar or Sussex, as the case may be, pursuant to Section 5.07(d) hereof and the terms of the Custody and Security Agreement.

         (b) Aztar, Sussex, Columbia, and Merger Sub agree to execute and be bound by such other reasonable and customary instructions as may be necessary or reasonably required by the Custodian or the parties hereto in order to consummate the Merger and the other transactions contemplated by this Agreement, or otherwise to distribute and pay the funds as provided in this Agreement and the Custody and Security Agreement; provided, that such instructions are consistent with the terms of this Agreement and the Custody and Security Agreement. In the event of any inconsistency between the terms and provisions of such supplemental instructions and the terms and provisions of this Agreement, or any inconsistency between the terms and provisions of the Custody and Security Agreement and the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, absent an express written agreement between the parties hereto to the contrary which acknowledges this Section 2.02(b).

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

         Section 2.03 Exchange of Certificates.

         (a) Paying Agent. Prior to the Effective Time, Columbia shall enter into an agreement with such bank or trust company as may be mutually agreed by Columbia and Aztar (the "Paying Agent"), pursuant to which Columbia shall deposit with the Paying Agent at the Effective Time, for the benefit of the holders of shares of Aztar Common Stock and Aztar Preferred Stock, for exchange in accordance with this Article II, through the Paying Agent, cash representing the Common Stock Merger Consideration payable to holders of shares of Aztar Common Stock and cash representing the Preferred Stock Merger Consideration payable to holders of shares of Aztar Preferred Stock (the "Payment Fund").

(b) Payment Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Aztar Common Stock or Aztar Preferred Stock (the "Certificates") whose shares were converted into the right to receive cash pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Columbia may reasonably specify) and
(ii) instructions for use in surrendering the Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, in the case of Certificates formerly representing shares of Aztar Common Stock, the Common Stock Merger Consideration, without interest, and in the case of Certificates formerly representing shares of Aztar Preferred Stock, the Preferred Stock Merger Consideration, without interest, in each case that such holder has the right to receive pursuant to the provisions of this Article II, and, in each case, the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Aztar Common Stock or Aztar Preferred Stock that is not registered in the transfer records of Aztar, the applicable Merger Consideration may be issued to a person other than the person in whose name the Certificate so surrendered is registered only if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the payment of the applicable Merger Consideration to a person other than the registered holder of such Certificate or establish to the satisfaction of Columbia that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.03, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration, which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article II. No interest shall be paid or will accrue on the Merger Consideration or any cash payable to holders of Certificates pursuant to the provisions of this Article II.

         (c) No Further Ownership Rights in Aztar Capital Stock. All cash payments of Merger Consideration upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Aztar Common Stock or Aztar Preferred Stock, as the case may be, theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of Aztar of the shares of Aztar Common Stock or Aztar Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective

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Time, Certificates are presented to Columbia, Aztar or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

         (d) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Columbia, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Columbia for payment of their claims for Merger Consideration.

         (e) No Liability. None of Columbia, Aztar or the Paying Agent or any of their respective directors, officers, employees and agents shall be liable to any person in respect of any cash representing the Merger Consideration or any cash from the Payment Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.01(d)), any such Merger Consideration shall, to the extent permitted by applicable law, become the property of Columbia, free and clear of all claims or interest of any person previously entitled thereto.

         (f) Investment of Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund, as directed by Columbia, on a daily basis, in Permitted Investments (as defined in Section 8.03) or as otherwise consented to by Aztar prior to the Effective Time (which consent shall not be unreasonably withheld or delayed). Any interest and other income resulting from such investments shall be paid to Columbia.

         (g) Withholding Rights. Columbia and the Paying Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any person who was a holder of Aztar Common Stock or Aztar Preferred Stock, as the case may be, immediately prior to the Effective Time such amounts as Columbia and the Paying Agent may be required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code") or any other provision of applicable federal, state, local or foreign tax law. To the extent that amounts are so withheld by Columbia or the Paying Agent and duly paid over to the applicable taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such consideration would otherwise have been paid.

         (h) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Columbia, the posting by such person of a bond in such reasonable amount as Columbia may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration pursuant to this Agreement.

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

         (i) Adjustments to Prevent Dilution. In the event that Aztar changes the number of shares of Aztar Common Stock or securities convertible or exchangeable into or exercisable for shares of Aztar Common Stock, or shares of Aztar Preferred Stock or securities convertible or exchangeable into or exercisable for shares of Aztar Preferred Stock, issued and outstanding prior to the Effective Time, in each case as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other transaction, the applicable Merger Consideration shall be equitably adjusted.

         Section 2.04 Dissenting Shares. Any holder of shares of Aztar Common Stock or Aztar Preferred Stock who shall have exercised rights to dissent with respect to the Merger in accordance with the DGCL and who has properly exercised such holder's rights to demand payment of the "fair value" of the holder's shares of Aztar Common Stock or Aztar Preferred Stock, as the case may be (the "Aztar Dissenting Shares") as provided in the DGCL (the "Aztar Dissenting Stockholder") shall thereafter have only such rights, if any, as are provided a dissenting stockholder in accordance with the DGCL and shall have no rights to receive the Merger Consideration pursuant to Section 2.01; provided, however, that if a Aztar Dissenting Stockholder shall fail to properly demand payment (in accordance with the DGCL) or shall have effectively withdrawn or lost such rights to relief as a Aztar Dissenting Stockholder under the DGCL, then such Aztar Dissenting Stockholder's Aztar Dissenting Shares automatically shall cease to be Aztar Dissenting Shares and shall be converted into and represent only the right to receive, upon surrender of the Certificate representing the Aztar Dissenting Shares, the applicable Merger Consideration pursuant to Section 2.01, without interest.

                                  ARTICLE III

                         Representations and Warranties

         Section 3.01 Representations and Warranties of Aztar. Except as and to the extent set forth in the letter dated the date of this Agreement and delivered to Columbia by Aztar concurrently with the execution and delivery of this Agreement (the "Aztar Disclosure Letter") and, to the extent the qualifying nature of such disclosure is readily apparent therefrom, except as and to the extent set forth in the Aztar Reports (as defined in Section 3.01(e)) filed on or after January 1, 2006 and prior to the date hereof or in Aztar's definitive proxy statement for its 2006 Annual Meeting of Stockholders (excluding, in each case, any disclosures set forth in any risk factor section, in any section relating to forward looking statements and any other disclosures included therein to the extent that they are cautionary, predictive or forward-looking in nature), Aztar represents and warrants to Columbia and Merger Sub as follows:

         (a) Organization and Qualification. Each of Aztar and its subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so organized, existing and in good standing or to have such power and authority that, individually or in the aggregate, have not had and would not reasonably be

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

expected to have a material adverse effect (as defined in Section 8.03) on Aztar. Each of Aztar and its subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Aztar. Except as set forth in Section 3.01(a) of the Aztar Disclosure Letter, none of Aztar or any of its subsidiaries is a party to any agreement, arrangement or understanding relating to the securities of Aztar or any of its subsidiaries, including with respect to the voting, holding, issuance, purchase, sale or registration thereof or entitling any party to any put or call rights, rights of first offer, rights of first refusal, tag-along or drag-along rights or any similar rights or obligations, or to any agreement, arrangement or understanding providing for any governance, veto or similar rights with respect to Aztar or any of its subsidiaries.

         (b) Capital Stock.

                  (i) The authorized capital stock of Aztar consists of:

                  (A) 100,000,000 shares of Aztar Common Stock, of which
             36,158,655 shares were issued and outstanding as of the date of this Agreement; and

                  (B) 100,000 shares of preferred stock, par value $.01 per
             share, of which 44,689.657 shares of Aztar Preferred Stock were issued or outstanding as of the date of this Agreement.

         As of May 12, 2006, 18,871,010 shares of Aztar Common Stock and no shares of Aztar Preferred Stock were held in the treasury of Aztar.

                  (ii) A true and correct copy of each of the 1989 Stock Option and Incentive Plan, 1999 Employee Stock Option and Incentive Plan, 2004 Employee Stock Option and Incentive Plan, 1990 Nonemployee Directors Stock Option Plan and 2000 Nonemployee Directors Stock Option Plan, in each case as currently in effect and reflecting all amendments thereto (collectively, the "Aztar Employee Stock Plans") has been delivered or made available to Columbia prior to the date hereof. As of the date of this Agreement, (x) 3,257,663 shares of Aztar Common Stock were subject to outstanding Aztar Employee Stock Options (as defined in Section 5.04(a)) and (y) no shares of Aztar Common Stock were the subject of other rights (whether contingent, accrued or otherwise), to acquire or receive shares of Aztar Common Stock or benefits measured by the value of shares of Aztar Common Stock or otherwise representing an award of any kind consisting of shares of Aztar Common Stock under the Aztar Employee Stock Plans (the items in this clause (y), the "Aztar Awards"). The Aztar Employee Stock Plans are the only plans or other obligations of Aztar or any of its subsidiaries with respect to Aztar Awards or Aztar Employee Stock Options. Aztar has no shares of capital stock reserved for issuance, except that, as of May 12, 2006, there were an aggregate of 3,073,494 shares of Aztar Common Stock reserved for issuance pursuant to the Aztar Employee Stock Plans, including 3,073,494 shares in respect of

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         Aztar Employee Stock Options and no shares in respect of Aztar Awards, an aggregate of 472,656 shares of Aztar Common Stock reserved for issuance upon conversion of the Aztar Preferred Stock and an aggregate of 50,000 shares of preferred stock reserved for issuance in connection with the Rights Agreement (as defined in Section 3.01(p)). Section 3.01(b)(ii) of the Aztar Disclosure Letter contains a correct and complete list as of May 12, 2006 of (i) the number of outstanding Aztar Employee Stock Options under each of the Aztar Employee Stock Plans, the holders of such Aztar Employee Stock Options (if such holder is or was an executive officer of Aztar), the exercise price of all Aztar Employee Stock Options and the number of shares of Aztar Common Stock issuable at each such exercise price, and (ii) the number of outstanding Aztar Awards under each of the Aztar Employee Stock Plans and the holders of such Aztar Awards. From May 12, 2006 to the date hereof, Aztar has not issued any shares of Aztar Common Stock except pursuant to the exercise of Aztar Employee Stock Options and the settlement of Aztar Awards, in each case outstanding on May 12, 2006, in accordance with their respective terms. From May 12, 2006 through the date hereof, neither Aztar nor any of its subsidiaries has granted or issued any Aztar Employee Stock Options or Aztar Awards. All Aztar Employee Stock Options vest at the Effective Time pursuant to the terms of the Aztar Employee Stock Plans as in effect on the date hereof.

                  (iii) All of the issued and outstanding shares of Aztar Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. All of the issued and outstanding shares of Aztar Preferred Stock are duly authorized, validly issued, fully paid and nonassessable.

                  (iv) Except as disclosed in this Section 3.01(b) and except for this Agreement, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, rights (including stock appreciation rights), preemptive rights, redemption rights, repurchase rights or other contracts, commitments, understandings or arrangements, including any put or call right or right of conversion or exchange under any outstanding security, instrument or agreement (collectively, "Options"), obligating Aztar or any of its subsidiaries to acquire or purchase or to issue or sell any shares of capital stock (or to make payments measured by the value of shares of capital stock) or other securities of Aztar or any of its subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any capital stock (or to make payments measured by the value of shares of capital stock) or other securities of Aztar or any of its subsidiaries, or to grant, extend or enter into any Option with respect thereto, and no securities or obligations evidencing such rights or Options are authorized, issued or outstanding. No Aztar subsidiary owns any shares of Aztar Common Stock or Aztar Preferred Stock.

                  (v) Except as disclosed in Section 3.01(b)(v) of the Aztar Disclosure Letter, all of the outstanding shares of capital stock and other securities of each subsidiary of Aztar are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by Aztar or a wholly owned subsidiary, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each, a "Lien"), except for any of the foregoing that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Aztar. Except as disclosed in Section 3.01(b)(v) of the Aztar Disclosure Letter, there are no (A) outstanding Options obligating Aztar or any of its subsidiaries to issue or sell any shares of capital stock of any subsidiary of Aztar or to grant, extend or enter into any such Option or (B) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than Aztar or a wholly owned subsidiary of Aztar with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any subsidiary of Aztar.

                  (vi) No bonds, debentures, notes or other indebtedness or obligations of Aztar or any of its subsidiaries having the right to vote (or which are convertible into or exercisable for securities having the right to vote) (collectively, "Aztar Voting Debt") on any matters on which Aztar stockholders may vote are issued or outstanding nor are there any outstanding Options obligating Aztar or any of its subsidiaries to issue or sell any Aztar Voting Debt or to grant, extend or enter into any Option with respect thereto. There are no securities convertible into or exercisable for any such securities and no commitments or obligations to issue any of the foregoing.

         (c) Authority. The Aztar Board of Directors has unanimously (A) declared that the Merger and the other transactions contemplated hereby are advisable and has adopted this Agreement; (B) resolved to recommend adoption of this Agreement to the holders of shares of Aztar Common Stock and Aztar Preferred Stock; and (C) directed that this Agreement be submitted to the holders of shares of Aztar Common Stock and Aztar Preferred Stock for their adoption. Aztar has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and, subject to obtaining Stockholder Approval (as defined in Section 3.01(p)), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Aztar and the consummation by Aztar of the transactions contemplated hereby have been duly and validly adopted and approved by the Board of Directors of Aztar. No other corporate proceedings on the part of Aztar or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by Aztar and the consummation by Aztar of the Merger and the other transactions contemplated hereby, other than obtaining Stockholder Approval. This Agreement has been duly and validly executed and delivered by Aztar and constitutes a legal, valid and binding obligation of Aztar enforceable against Aztar in accordance with its terms. Aztar has received the opinion of Goldman, Sachs & Co., Inc., dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Common Stock Merger Consideration is fair from a financial point of view to the holders of Aztar Common Stock.

         (d) No Conflicts; Approvals and Consents.

                  (i) Other than the notices, reports, filings, consents, registrations, declarations, approvals, permits or authorizations (A) required by the Secretary of the State of Delaware as contemplated hereby; (B) required under the Hart-Scott-Rodino

         Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and
         (C) by, with, to or from the Gaming Authorities (as defined in Section 8.03) in New Jersey, Nevada, Missouri and Indiana with jurisdiction over Aztar's gaming operations under any Gaming Laws (as defined in Section 8.03) applicable to Aztar (collectively, the "Aztar Required Gaming Approvals"), except as set forth in Section 3.01(d)(i) of the Aztar Disclosure Letter, no notices, declarations, reports or other filings are required to be made by Aztar with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Aztar or any of its subsidiaries from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental authority (each, a "Governmental Authority"), in connection with the execution, delivery and performance of this Agreement by Aztar and the consummation by Aztar of the Merger and the compliance by Aztar with the provisions of this Agreement, or in connection with the continuing operation of the business of Aztar and its subsidiaries following the Effective Time, except those that the failure to make or obtain, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Aztar.

                  (ii) The execution, delivery and performance of this Agreement and the Custody and Security Agreement by Aztar do not, and the consummation by Aztar of the Merger and the compliance by Aztar with the provisions of this Agreement and the Custody and Security Agreement will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Aztar or the comparable governing documents of any of its subsidiaries; (B) except as set forth in Section 3.01(d)(ii)(B) of the Aztar Disclosure Letter, with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Aztar or any of its subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture or other obligation, whether or not in writing (a "Contract"), binding upon Aztar or any of its subsidiaries or, assuming (solely with respect to performance of this Agreement by Aztar and consummation by Aztar of the Merger) compliance with the matters referred to in Section 3.01(d)(i), any Law (as defined in Section 3.01(j)) or governmental or non-governmental permit or license to which Aztar or any of its subsidiaries is subject; or (C) any change in the rights or obligations of any party under any Contract binding upon Aztar or any of its subsidiaries (including, without limitation, any change in pricing, term, put or call rights, rights of first offer, rights of first refusal, tag-along or drag-along rights or any similar rights or obligations which may be exercised in connection with the Merger and the other transactions contemplated hereby), except in the case of clause (B) and (C) as individually or in the aggregate have not had and would not reasonably be expected to have a material adverse effect on Aztar.

                  (iii) Section 3.01(d)(iii) of the Aztar Disclosure Letter sets forth a correct and complete list of Material Contracts (as defined in Section 3.01(m)) of Aztar or any of its subsidiaries pursuant to which consents or waivers are required in connection with the performance by Aztar of its obligations hereunder.

         (e) Aztar EC Reports; Financial Statements.

                  (i) Aztar has made available to Columbia each registration statement, report, proxy statement or information statement prepared by it since December 31, 2002 and filed with the SEC, including Aztar's Annual Report on Form 10-K for the year ended December 31, 2005, each in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC"). Aztar has filed or furnished all forms, statements, reports and documents required to be filed or furnished by it with the SEC pursuant to applicable securities statutes, regulations, policies and rules since December 31, 2002 (the forms, statements, reports and documents filed or furnished with the SEC since December 31, 2002 and those filed or furnished with the SEC subsequent to the date of this Agreement, if any, including any amendments thereto, the "Aztar Reports"). Each of the Aztar Reports filed or furnished on or prior to the date hereof, at the time of its filing (except and as to the extent such Aztar Report has been modified or superseded in any subsequent Aztar Report filed and publicly available prior to the date of this Agreement), complied, and each of the Aztar Reports filed or furnished after the date hereof will comply, in all material respects with the applicable requirements of each of the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations thereunder and complied or will comply, as applicable, in all material respects with the then applicable accounting standards. As of their respective dates, except as and to the extent modified or superseded in any subsequent Aztar Report filed and publicly available prior to the date of this Agreement, the Aztar Reports did not, and any Aztar Reports filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Aztar Reports filed or furnished on or prior to the date hereof included, and if filed or furnished after the date hereof, will include all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended (the "SOX Act"), and the internal control report and attestation of Aztar's outside auditors required by Section 404 of the SOX Act.

                  (ii) Each of the consolidated balance sheets included in or incorporated by reference into the Aztar Reports (including the related notes and schedules) fairly presents, or, in the case of the Aztar Reports filed or furnished after the date hereof, will fairly present in all material respects the consolidated financial position of Aztar and its subsidiaries as of its date, and each of the consolidated statements of income, changes in shareholders' equity and cash flows included in or incorporated by reference into the Aztar Reports (including any related notes and schedules) fairly presents, or in the case of the Aztar Reports filed or furnished after the date hereof, will fairly present in all material respects the net income, total shareholders' equity and net increase (decrease) in cash and cash equivalents, as the case may be, of Aztar and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein.

                  (iii) The management of Aztar has (x) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange
         Act) that are reasonably designed to ensure that material information relating to Aztar, including its consolidated subsidiaries, is made known to the chief executive officer and chief financial officer of Aztar by others within those entities, and (y) disclosed, based on its most recent evaluation, to Aztar's outside auditors and the audit committee of the Board of Directors of Aztar (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect Aztar's ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Aztar's internal controls over financial reporting. Since December 31, 2002, any material change in internal control over financial reporting required to be disclosed in any Aztar Report has been so disclosed.

                  (iv) Since December 31, 2003, to Aztar's knowledge, (x) none of Aztar or any of its subsidiaries, or any director, officer, employee, auditor, accountant or representative of Aztar or any of its subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Aztar or any of its subsidiaries or their respective internal accounting controls relating to periods after December 31, 2003, including any material complaint, allegation, assertion or claim that Aztar or any of its subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing that have been resolved without any material impact and except for any of the foregoing after the date hereof which have no reasonable basis), and (y) no attorney representing Aztar or any of its subsidiaries, whether or not employed by Aztar or any of its subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2003, by Aztar or any of its officers, directors, employees or agents to the Board of Directors of Aztar or any committee thereof or, to the knowledge of the officers of Aztar, to any director or officer of Aztar.

                  (v) All filings (other than immaterial filings) required to be made by Aztar or any of its subsidiaries since December 31, 2002 under any applicable state laws and regulations relating to gaming or similar matters, have been filed with the applicable Governmental Authorities, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto so required to be filed, and all such filings complied, as of their respective dates, with all applicable requirements of the applicable statute and the rules and regulations thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of the applicable statute and the rules and regulations thereunder, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Aztar.

         (f) Absence of Certain Changes or Events. Since December 31, 2005 (the "Audit Date"), there has not been any material adverse effect on Aztar or any change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Aztar. Since the Audit Date, Aztar and its subsidiaries have conducted their respective businesses in all material respects only in, and have not engaged in any material transaction other than in, the ordinary course of such businesses. Since the Audit Date and prior to the date hereof, there has not been any action or event that if taken on or after the date hereof without the consent of Columbia would violate the provisions of Section 4.01(a) of this Agreement or any agreement or commitment to do any of the foregoing.

         (g) Absence of Undisclosed Liabilities. Except as set forth in Section 3.01(g) of the Aztar Disclosure Letter, there are no liabilities or obligations of Aztar or any of its subsidiaries, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances that would reasonably be expected to result in any obligations or liabilities of, Aztar or any of its subsidiaries, other than: (a) liabilities or obligations to the extent (I) reflected on the consolidated balance sheet of Aztar included in the most recent audited financial statements included in the Aztar Reports filed prior to the date hereof (the "Audited Financial Statements"), or (II) readily apparent in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business since December 31, 2005 that individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Aztar, (c) other liabilities or obligations that individually or in the aggregate have not had and would not reasonably be expected to have a material adverse effect on Aztar, (d) performance obligations under Material Contracts required in accordance with their terms, and (e) performance obligations, to the extent required under applicable Law, in the case of each of clause (d) and (e) to the extent arising after the date hereof.

         (h) Legal Proceedings; Litigation and Liabilities. Except as set forth in Section 3.01(h) of the Aztar Disclosure Letter, there are no (A) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to the knowledge of Aztar, threatened against Aztar or any of its subsidiaries or affiliates or (B) litigations, arbitrations, investigations or other proceedings, or injunctions or final judgments relating thereto, pending or, to the knowledge of Aztar, threatened against Aztar or any of its subsidiaries or affiliates before any Governmental Authority, including any Gaming Authority, except in the case of either clause
(A) or (B), for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Aztar. None of Aztar or any of its subsidiaries or affiliates is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Authority, including any Gaming Authority, which, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on Aztar.

         (i) Information Supplied. None of the information supplied or to be supplied by Aztar for inclusion or incorporation by reference in the proxy statement (the "Proxy Statement") to be mailed to Aztar's stockholders in connection with the Stockholders Meeting (as defined in Section 5.01(b)) will, at the date it is first mailed to Aztar's stockholders or at the time of the Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Aztar with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Columbia for inclusion or incorporation by reference in the Proxy Statement.

         (j) Permits; Compliance with Laws and Orders. The businesses of each of Aztar and its subsidiaries have not been conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority, including any Gaming Authority (collectively, "Laws"), except for such violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Aztar. Except as set forth in Section 3.01(j)(1) of the Aztar Disclosure Letter, no investigation, review, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Authority, including any Gaming Authority, with respect to Aztar or any of its subsidiaries is pending or, to the knowledge of Aztar, threatened, nor has any Governmental Authority, including any Gaming Authority, indicated an intention to conduct the same, except for any such investigations or reviews that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Aztar. Except as set forth in
Section 3.01(j)(2) of the Aztar Disclosure Letter, each of Aztar and its subsidiaries has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Authority, including any Gaming Authority ("Licenses") necessary to conduct its business as presently conducted, except for any failures to have or to be in compliance with such Licenses which, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Aztar. The actions of the applicable Governmental Authorities, including any Gaming Authority, granting all Licenses have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to the knowledge of Aztar, threatened, any application, petition, objection or other pleading with any Governmental Authority, including any Gaming Authority, which challenges or questions the validity of or any rights of the holder under any License, except for any of the foregoing that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Aztar.

         (k) Taxes.

                  (i) Each of Aztar and its subsidiaries has timely filed, or has caused to be timely filed on its behalf, all material Tax Returns (as defined below) required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. All Taxes (as defined below) shown to be due and owing on such Tax Returns have been timely paid, except for such amounts as would not, individually or in the aggregate, be material.

                  (ii) The most recent financial statements contained in the Aztar Reports delivered to Columbia prior to the date of this Agreement reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by Aztar and its subsidiaries for all taxable periods through the date of such financial statements.

                  (iii) Except as set forth in Section 3.01(k)(iii) of the Aztar Disclosure Letter, there is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any material Taxes or material Tax Return of Aztar or its subsidiaries; to the knowledge of Aztar, neither Aztar nor any of its subsidiaries has received written notice of any material claim (not subsequently withdrawn) made by a governmental authority in a jurisdiction where Aztar or any of its subsidiaries, as applicable, does not file a Tax Return, that Aztar or such subsidiary is or may be subject to income taxation by that jurisdiction; no material deficiency with respect to any Taxes has been proposed, asserted or assessed against Aztar or any of its subsidiaries; and no requests for waivers of the time to assess any material amount Taxes are pending.

                  (iv) The federal income Tax Returns of Aztar and its subsidiaries have been examined by and settled with the Internal Revenue Service ("IRS") (or the applicable statutes of limitation have lapsed) for all years through 2003. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

                  (v) Except as set forth in Section 3.01(k)(v) of the Aztar Disclosure Letter, there are no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against Aztar or any of its subsidiaries, and no power of attorney granted by either Aztar or any of its subsidiaries with respect to any material Taxes is currently in force.

                  (vi) Except as set forth in Section 3.01(k)(vi) of the Aztar Disclosure Letter, neither Aztar nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of any material amount of Taxes imposed on or with respect to any individual or other person (other than (I) such agreements with customers, vendors, lessors or the like entered into in the ordinary course of business and (II) agreements with or among Aztar or any of its subsidiaries), and neither Aztar nor any of its subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. federal income Tax Return (other than the group the common parent of which is Aztar) or
         (B) has any liability for the Taxes of any person (other than Aztar or any of its subsidiaries) (I) under Treasury Regulation ss. 1.1502-6 (or any similar provision of state, local or foreign law), or (II) as a transferee or successor.

                  (vii) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Aztar and its subsidiaries.

                  (viii) Neither Aztar nor any subsidiary has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355.

         For purposes of this Agreement:

         "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers' compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.

         "Tax Return" means any return, report or similar statement (including the schedules attached thereto) required to be filed with respect to Taxes, including, without limitation, any information return, claim for refund, amended return, or declaration of estimated Taxes.

         (l) Employee Benefit Plans; ERISA.

                  (i) For purposes of this Agreement, (x) "Aztar Employee Benefit Plans" means any material employee compensation and benefit policies, arrangements or payroll practices including bonus (including any retention bonus plan), incentive compensation, deferred compensation, long term incentive, pension, profit sharing, retirement, supplemental retirement, stock purchase, stock option, stock ownership, restricted stock, stock appreciation rights, phantom stock, sick leave, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen's compensation or other insurance, salary continuation for disability, hospitalization, scholarship programs, retiree medical, or other material benefit plan, agreement, practice, policy, program, scheme or arrangement of any kind, whether written or oral, including any "employee benefit plan" within the meaning of Section 3(3) of ERISA or other material benefit arrangements that are maintained, contributed to or sponsored by Aztar or any of its subsidiaries for the benefit of any current or former employee, officer or director of Aztar or any of its subsidiaries and all "employee pension benefit plans," as defined in Section 3(2) of ERISA, maintained or contributed to by Aztar or any ERISA Affiliate or to which Aztar or any of its subsidiaries or any ERISA Affiliate contributed or is obligated to contribute thereunder within six years prior to the Closing; and (y) "Aztar Employment Agreements" means all individual employment, consulting, termination, separation, severance, change in control, retention, post-employment and other compensation agreements existing as of the date of this Agreement, which are between Aztar or any of its subsidiaries and any current or former director, officer or employee thereof, including the name of such current or former director, officer or employee.

                  (ii) (A) All Aztar Employee Benefit Plans are in compliance in all material respects with all applicable requirements of law, including ERISA (as defined below) and the Code, (B) each of Aztar and its subsidiaries has performed all material obligations required to be performed by it under any Aztar Employee Benefit Plan and is not in any material respect in default under or in violation of any Aztar Employee Benefit Plan, (C) no material action, dispute, suit, claim, arbitration or legal, administrative or other proceeding or governmental action (other than claims for benefits in the ordinary course) is pending or, to the knowledge of Aztar, threatened (x) with respect to any Aztar Employee Benefit Plan by any current or former employee, officer or director of Aztar or any of its subsidiaries, (y) alleging any breach of the material terms of any Aztar Employee Benefit Plan or any fiduciary duties or (z) with respect to any violation of any applicable law with respect to any such Aztar Employee Benefit Plan, and (D) there does not now exist any circumstance that would reasonably be expected to result in any Controlled Group Liability that would be a material liability of Aztar or any of its subsidiaries following the Closing.

                  (iii) As used herein:

                  (A) "Controlled Group Liability" means any and all liabilities
             (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of
             Section 601 et seq. of ERISA and Section 4980B of the Code.

                  (B) "ERISA" means the Employee Retirement and Income Security
             Act of 1974, as amended, and the rules and regulations thereunder;

                  (C) "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with a person or any of its subsidiaries and which, together with such person or any of its subsidiaries, is treated as a single employer within the meaning of
             Section 414(b), (c), (m) or (o) of the Code.

                  (iv) Each Aztar Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt and, to the knowledge of Aztar, no fact or event has occurred since the date of such determination letter or letters from the Internal Revenue Service that would reasonably be expected to affect adversely the qualified status of any such Aztar Employee Benefit Plan or the exempt status of any such trust.

                  (v) Neither Aztar nor any of its ERISA Affiliates has withdrawn in a complete or partial withdrawal from any Aztar Employee Benefit Plan that is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) ("Aztar Multiemployer Plan") or has any unsatisfied material liability arising from a complete or partial withdrawal, nor has any of them incurred any present or contingent liability due to the termination or reorganization of any Aztar Multiemployer Plan, nor are any of them reasonably expected to incur liability under Section 4063 or 4064 of ERISA with respect to any such Aztar Multiemployer Plan.

                  (vi) Neither Aztar nor any ERISA Affiliate has any present or contingent material liability under Title IV of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA, and no events have occurred and no circumstances exist that would reasonably be expected to result in any such material liability to Aztar or any ERISA Affiliate.

                  (vii) There does not now exist any circumstance that would reasonably be expected to result in material liability to Aztar or any of its ERISA Affiliates arising from a breach of fiduciary duty in connection with the Aztar Employee Benefit Plans or a non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA.

                  (viii) All contributions, premiums and other payments required by law or any Aztar Employee Benefit Plan or applicable collective bargaining agreement have been made under any such plan to any fund, trust or account established thereunder or in connection therewith by the due date thereof; and any and all contributions, premiums and other payments with respect to compensation or service before and through the Closing Date, or otherwise with respect to periods before and through the Closing Date, due from any of Aztar or its subsidiaries to, under or on account of each Aztar Employee Benefit Plan shall have been paid prior to the Closing Date or shall have been fully reserved and provided for or accrued on Aztar's financial statements.

                  (ix) Except as set forth in Section 3.01(l)(ix) of the Aztar Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement, whether alone, or in connection with any other event will
         (A) result in the acceleration of the time of payment of or vesting in, or an increase in the amount of, compensation or benefits due any current or former employee, director or officer of Aztar or its subsidiaries (including any equity compensation), (B) result in any forgiveness of indebtedness or obligation to fund benefits with respect to any such employee, director or officer or (C) result in any payment or any entitlement to payment (including, but not limited to, any retention bonuses, parachute payments or noncompetition payments) becoming due to any employee or former employee or group of employees or former employees or to any director or former director or (D) result in the payment of any "excess parachute payment" within the meaning of
         Section 280G of the Code with respect to a current or former employee of Aztar or any of its subsidiaries. Section 3.01(l)(ix) of the Aztar Disclosure Letter sets forth a good-faith estimate of the amount of any estimated severance payment (including estimated gross-up payments, if applicable) owed under the Aztar Employment Agreements with the five most highly compensated Company Employees (as defined in Section 5.05(a)) employed at Aztar's corporate headquarters due to the transactions contemplated by this Agreement and any subsequent termination of employment.

         (m) Material Contracts. Except as set forth in Section 3.01(m) of the Aztar Disclosure Letter, neither Aztar nor any of its subsidiaries is a party to or bound by, as of the date hereof, any of the following (whether or not in writing), collectively with all exhibits and schedules to such Contracts:

                  (i) any agreement or series of related agreement providing for the acquisition or disposition of securities of any person or any assets, in each case involving more than $1,000,000 individually or in the aggregate, other than in the ordinary course of business consistent with past practice or in connection with the capital expenditure budgets included in Section 4.01(a)(xi) of the Aztar Disclosure Letter;

                  (ii) any Contract that imposes payment, cancellation penalties or other obligations in connection with the redevelopment or future operation (other than ordinary course hotel operations) of all or any portion of Aztar's property, facility or operations in Las Vegas, Nevada (the "Las Vegas Site");

                  (iii) any Contract or commitment relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $1,000,000; and

                  (iv) any Contract that would be required to be filed as an exhibit to an Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (the Contracts described in clauses (i) - (iv), together with all exhibits and schedules to such Contracts, being the "Material Contracts").

         A true and complete copy of each Material Contract has previously been delivered or made available to Columbia. Except as individually or in the aggregate has not had and would not reasonably be expected to have a material adverse effect on Aztar, each Contract by which Aztar or its subsidiaries is bound is a valid and binding agreement of Aztar or one of its subsidiaries enforceable against Aztar or one of its subsidiaries, and, to the knowledge of Aztar, the counterparties thereto in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors rights generally and to equitable principles (whether considered in a proceeding at law or in equity). Aztar and its subsidiaries are not (and to the knowledge of Aztar, no counterparty is) in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party or Aztar, would result in a default under, any Contract to which Aztar or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, other than breaches, violations and defaults which have not had and would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on Aztar. The execution, delivery and performance of this Agreement by Aztar do not, and the consummation by Aztar of the Merger and the compliance by Aztar with the provisions of this Agreement will not, constitute or result in, with or without notice, lapse of time or both, a material breach or violation of, a material default under, or the creation of a Lien on any of the assets of Aztar or any of its subsidiaries pursuant to the Pinnacle Agreement. Aztar has in all material respects complied with its obligations under the Pinnacle Agreement, and the Pinnacle Agreement has been terminated in accordance with the terms thereof.

         (n) Title to Assets. Except as set forth in Section 3.01(n) of the Aztar Disclosure Letter, Aztar and each of its subsidiaries has good and valid title in fee simple to all their owned real property, as reflected in the most recent balance sheet included in the Audited Financial Statements included in the Aztar Reports, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) liens for current taxes, payments of which are not yet delinquent or are being disputed in good faith, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use, or Aztar's intended use as of the date hereof, of the property subject thereto or affected thereby, or otherwise materially impair Aztar's business operations (in the manner presently carried on by Aztar or intended, as of the date hereof, to be carried on by Aztar), or (iii) for such matters which have not had and would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on Aztar. Aztar and each of its subsidiaries have good and valid leasehold interests in all real property leased by them. All leases under which Aztar or any of its subsidiaries leases any real or personal property are in good standing, valid and effective against Aztar, and to Aztar's knowledge the counterparties thereto, in accordance with their respective terms, and there is not, under any of such leases, any existing default by Aztar, or to Aztar's knowledge the counterparties thereto, or event which with notice or lapse of time or both would become a default by Aztar or to Aztar's knowledge the counterparties thereto other than failures to be in good standing, valid and effective and defaults under such leases which have not had and would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on Aztar.

         (o) Environmental Matters. Except for matters set forth in Section 3.01(o) of the Aztar Disclosure Letter and such matters as, individually or in the aggregate, have not had and would not reasonably be expected to result in a material adverse effect on Aztar: (i) Aztar and its subsidiaries have complied at all times with all applicable Environmental Laws (as defined below); (ii) no property currently owned, leased or operated by Aztar or any of its subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance (as defined below) in a manner that is or would be required to be Remediated or Removed (as such terms are defined below), that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability (as defined below); (iii) Aztar and its subsidiaries have no information that any property formerly owned, leased or operated by Aztar or any of its subsidiaries was contaminated with any Hazardous Substance in a manner requiring Remediation or Removal under applicable Environmental Law, during or prior to such period of ownership, leasehold, or operation; (iv) neither Aztar nor any of its subsidiaries nor any prior owner or operator has incurred in the past or is now subject to any Environmental Liabilities (as defined below); (v) neither Aztar nor any of its subsidiaries has received any notice, demand, letter, claim or request for information alleging that Aztar or any of its subsidiaries may be in violation of or subject to liability under any Environmental Law; (vi) neither Aztar nor any of its subsidiaries is subject to any order, decree, injunction or agreement with any Governmental Authority, or any indemnity or other agreement with any third party, concerning liability or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance or any environmental, health or safety matter; and (vii) to the knowledge of Aztar, there are no other circumstances or conditions involving Aztar or any of its subsidiaries that would reasonably be expected to result in any Environmental Liability.

                  (A) As used herein, the term "Environmental Laws" means all
             Laws (including any common law) relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, Release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, electromagnetic fields, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

                  (B) As used herein, the term "Environmental Liability" means any obligations or liabilities (including any notices, claims, complaints, suits or other assertions of obligations or liabilities) that are: (A) related to environment, health or safety issues (including on-site or off-site contamination by Hazardous Substances of surface or subsurface soil or water, and occupational safety and health); and (B) based upon (I) any provision of Environmental Laws or (II) any order, consent, decree, writ, injunction or judgment issued or otherwise imposed by any Governmental Authority. The term "Environmental Liabilities" includes, without limitation: (A) fines, penalties, judgments, awards, settlements, losses, damages (including consequential damages), costs, fees (including attorneys' and consultants' fees), expenses and disbursements relating to environmental, health or safety matters; (B) defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) relating to environmental, health or safety matters; and (C) financial responsibility for (x) cleanup costs and injunctive relief, including any Removal, Remedial or Response actions, and natural resource damages, and (y) other Environmental Laws compliance or remedial measures.

                  (C) As used herein, the term "Hazardous Substance" means any
             "hazardous substance" and any "pollutant or contaminant" as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"); any "hazardous waste" as that term is defined in the Resource Conservation and Recovery Act ("RCRA"); and any "hazardous material" as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. ss. 1801 et seq.), as amended (including as those terms are further defined, construed, or otherwise used in rules, regulations, standards, orders, guidelines, directives, and publications issued pursuant to, or otherwise in implementation of, said Laws); and including, without limitation, any petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, toxic mold and mycotoxins.

                  (D) As used herein, the term "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material).

                  (E) As used herein, the term "Removal, Remedial or Response"
             actions include the types of activities covered by CERCLA, RCRA, and other comparable Environmental Laws, and whether such activities are those which might be taken by a Governmental Authority or those which a Governmental Authority or any other person might seek to require of waste generators, handlers, distributors, processors, users, storers, treaters, owners, operators, transporters, recyclers, reusers, disposers, or other persons under "removal," "remedial," or other "response" actions.

         (p) Vote Required. The affirmative vote of the holders of record of at least a majority of the outstanding shares of Aztar Common Stock and Aztar Preferred Stock, voting together as a single class, with respect to the adoption of this Agreement (the "Stockholder Approval"), is the only vote of the holders of any class or series of the capital stock of Aztar or its subsidiaries required to approve this Agreement, the Merger and the other transactions contemplated hereby. No "fair price", "merger moratorium", "control share acquisition", or other anti-takeover or similar statute or regulation applies or purports to apply to this Agreement, the Merger or the other transactions contemplated hereby, except for those which have been made not applicable to this Agreement, the Merger and the other transactions contemplated hereby by valid action of the Board of Directors of Aztar prior to the execution and delivery hereof. Prior to the execution and delivery hereof, the Board of Directors of Aztar has taken all action necessary to assure that (x) the Rights Agreement, dated as of December 14, 1999, as amended, between Aztar and Mellon Investor Services LLC (as successor to ChaseMellon Shareholder Services, L.L.C.), as Rights Agent (the "Rights Agreement") exempts Columbia and its affiliates and associates (as defined therein) from the operation of the provisions of the Rights Agreement, (y) none of Columbia, or its affiliates or associates are or will become an Acquiring Person (as defined in the Rights Agreement) as a result of the execution, delivery and performance of this Agreement and (z) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are exempt from the provisions thereof. Aztar has taken such action as is necessary so that this Agreement is not subject to the provisions of Article Ninth of its Restated Certificate of Incorporation, as amended.

         (q) Labor and Employment Matters.

                  (i) Except as set forth on Section 3.01(q)(i) of the Aztar Disclosure Letter, neither Aztar nor any its subsidiaries is a party to any material collective bargaining agreement or other current labor agreement with any labor union or organization nor does Aztar or any of its subsidiaries have any knowledge of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

                  (ii) There is no material unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure pending, or, to the knowledge of Aztar, threatened against Aztar or any of its subsidiaries.

                  (iii) Except as set forth on Section 3.01(q)(iii) of the Aztar Disclosure Letter, there is no material complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing, alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or discriminatory, wrongful or tortious conduct in connection with the employment relationship pending, or, to the knowledge of Aztar, threatened against Aztar or any of its subsidiaries. There is no strike, slowdown, work stoppage or lockout pending, or, to the knowledge of Aztar, threatened, against or involving Aztar or any of its subsidiaries. Aztar and each of its subsidiaries are in compliance in all material respects with all applicable laws in respect of employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health.

         (r) Insurance. Except for failures to maintain insurance or self-insurance that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Aztar, since December 31, 2002, each of Aztar and its subsidiaries has been continuously insured with financially responsible insurers or has self-insured, in each case, except as set forth on Section 3.01(r) of the Aztar Disclosure Letter, in such amounts and with respect to such risks and losses as Aztar in its good faith judgment believes are reasonable and adequate for companies conducting the business conducted by Aztar and its subsidiaries. Neither Aztar nor any of its subsidiaries has received any notice of cancellation or termination or denial of coverage with respect to any insurance policy of Aztar or any of its subsidiaries in effect as of the date hereof (or under which Aztar has any pending claims), except as set forth on Section 3.01(r) of the Aztar Disclosure Letter and except with respect to any cancellation or termination that, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Aztar.

         (s) Brokers and Finders. Neither Aztar nor any of its subsidiaries nor any other person has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement, in each case for which Aztar or any of its subsidiaries will be liable, except that Aztar has employed Goldman, Sachs & Co., and a true and complete copy of the engagement letter with such financial advisor has been provided or made available to Columbia prior to the date hereof.

         Section 3.02 Representations and Warranties of Sussex and Columbia . Except as and to the extent set forth in the letter dated the date of this Agreement and delivered to Aztar by Columbia concurrently with the execution and delivery of this Agreement (the "Columbia Disclosure Letter"), Sussex and Columbia jointly and severally represent and warrant to Aztar as follows:

         (a) Financing Commitments. Columbia has obtained written commitments (the "Financing Commitments") for the financing necessary to consummate the Merger and the other transactions contemplated hereby (including any refinancing of indebtedness of Aztar or Columbia or any of their respective subsidiaries which Columbia deems is advisable to refinance in connection with the consummation of the Merger and the other transactions contemplated hereby) and to pay all associated fees, costs and expenses (the "Financing"). Columbia has provided true, accurate and complete copies of such commitments to Aztar. None of the Financing Commitments has been amended, modified or terminated prior to the date of this Agreement, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. As of the date hereof, the Financing Commitments are in full force and effect and (based on and assuming the accuracy of the representations and warranties of Aztar in this Agreement and the compliance by Aztar with its obligations hereunder) no event has occurred which, with or without notice, lapse of time (other than the expiration of the term thereof) or both, would constitute a default on the part of Columbia under any of the Financing Commitments. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments. The aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Financing Commitments, together with Columbia's and Aztar's cash and cash equivalents, will be sufficient for Columbia to pay the aggregate Merger Consideration and to consummate the Consent/Tender Offers (as defined in Section 4.01(c)), if any (and any other repayment or refinancing of debt contemplated in this Agreement or the Financing Commitments), and to pay all related fees and expenses. Based on and assuming the accuracy of the representations and warranties of Aztar in this Agreement and the compliance by Aztar with its obligations hereunder, Columbia has no reason as of the date hereof to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied or that the Financing will not be made available to Columbia on or prior to the Closing Date. Nothing in this Agreement shall prevent Columbia from amending or modifying the Financing Commitments or from seeking to raise equity or other alternative sources of funds prior to the Closing, as long as such amendment or modification or other action does not prevent, delay or reduce the likelihood of the consummation of the Merger.

         (b) Solvency. As of the Effective Time and after giving effect to all of the transactions contemplated by this Agreement, including the payment of the aggregate Merger Consideration, the Financing, consummation of the Consent/Tender Offers, if any (and any other repayment or refinancing of debt contemplated in this Agreement or the Financing Commitments), and payment of all related fees and expenses, and assuming the accuracy of the representations and warranties of Aztar in this Agreement and the compliance by Aztar with its obligations hereunder, the Surviving Corporation (on a combined basis with its subsidiaries) will be solvent (as defined in Section 8.03).

         (c) Organization. Each of Sussex, Columbia and their respective subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so organized, existing and in good standing or to have such power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect (as defined in Section 8.03) on Sussex and Columbia, taken as a whole. Each of Sussex, Columbia and their respective subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Sussex and Columbia, taken as a whole.

         (d) Authority. Each of Sussex, Columbia and Merger Sub has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Sussex, Columbia and Merger Sub and the consummation by each of Sussex, Columbia and Merger Sub of the transactions contemplated hereby have been duly and validly unanimously adopted and approved by the Board of Directors of each of Sussex, Columbia and Merger Sub and by Columbia as the sole shareholder of Merger Sub. No other corporate proceedings on the part of any of Sussex, Columbia, Merger Sub or their stockholders are necessary to authorize the execution, delivery and performance of this Agreement by any of Sussex, Columbia or Merger Sub and the consummation by any of Sussex, Columbia and Merger Sub of the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Sussex, Columbia and Merger Sub and constitutes a legal, valid and binding obligation of each of Sussex, Columbia and Merger Sub enforceable against each of Sussex, Columbia and Merger Sub in accordance with its terms.

         (e) No Conflicts; Approvals and Consents.

                  (i) Other than the notices, reports, filings, consents, registrations, declarations, approvals, permits or authorizations (A) required by the Secretary of the State of Delaware as contemplated hereby; (B) required under the HSR Act; and (C) by, with, to or from any Gaming Authority with jurisdiction over any of Aztar's, Sussex's or Columbia's gaming operations required under any Gaming Law applicable to Sussex or Columbia, including those set forth in Section 3.02(e)(i)(C) of the Columbia Disclosure Letter (collectively, the "Columbia Required Gaming Approvals" and together with the Aztar Required Gaming Approvals, the "Required Gaming Approvals"), no notices, declarations, reports or other filings are required to be made by Sussex or Columbia with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Sussex or Columbia or any of their respective subsidiaries from, any Governmental Authority in connection with the execution, delivery and performance of this Agreement by Sussex or Columbia and the consummation by Sussex or Columbia of the Merger and the other transactions contemplated hereby, including the Financing, or in connection with the continuing operation of the business of Sussex and Columbia and their respective subsidiaries following the Effective Time, except those that the failure to make or obtain, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Sussex and Columbia, taken as a whole.

                  (ii) The execution, delivery and performance of this Agreement and the Custody and Security Agreement by each of Sussex and Columbia does not, and the consummation by each of Sussex and Columbia of the Merger and the other transactions contemplated hereby and thereby, including the Financing, will not, constitute or result in (A) a breach or violation of, or a default under, the articles of incorporation, by-laws or any equivalent organizational documents of Sussex or Columbia or the comparable governing documents of any of their respective subsidiaries; (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Sussex or Columbia or any of their respective subsidiaries pursuant to any Contract binding upon Sussex or Columbia or any of their respective subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation by Sussex and Columbia of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 3.02(e)(i), any Law or governmental or non-governmental permit or license to which Sussex or Columbia or any of their respective subsidiaries is subject; or (C) any change in the rights or obligations of any party under any Contract binding upon Sussex or Columbia or any of their respective subsidiaries (including, without limitation, any change in pricing, term, put or call rights, rights of first offer, rights of first refusal, tag-along or drag-along rights or any similar rights or obligations which may be exercised in connection with the Merger and the other transactions contemplated hereby), except in the case of clause (B) and (C) as individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Sussex and Columbia, taken as a whole.

         (f) Financial Statements.

                  (i) Each of Sussex and Columbia has made available to Aztar its consolidated balance sheets, consolidated statements of income, changes in shareholders' equity and cash flows as of and for the years ended December 31, 2005, 2004, 2003, and 2002, as audited by its independent certified public accountants, and its unaudited consolidated balance sheet and consolidated statement of income as of and for the period ended March 31, 2006, and within forty-five (45) days after the end of each calendar quarter thereafter, each of Sussex and Columbia shall furnish to Aztar its unaudited consolidated balance sheet, consolidated statement of income, a listing of any equity issued or repurchased during the calendar quarter, a listing of any borrowings and repayment of borrowings during the calendar quarter and a listing of capital expenditures (including acquisition of assets) (all of the foregoing collectively, the "Columbia Financial Statements"). Each of the consolidated balance sheets included in the Columbia Financial Statements (including the related notes and schedules) fairly presents, or, in the case of the Columbia Financial Statements furnished after the date hereof, will fairly present in all material respects the consolidated financial position of each of Sussex and Columbia and their respective subsidiaries as of its date, and each of the consolidated statements of income, changes in shareholders' equity and cash flows included in the Columbia Financial Statements (including any related notes and schedules) fairly presents or in the case of the Columbia Financial Statements furnished after the date hereof, will fairly present in all material respects the net income, total shareholders' equity and net increase (decrease) in cash and cash equivalents, as the case may be, of each of Sussex and Columbia and their respective subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. All of the assets and businesses reflected on the consolidated balance sheets of Sussex and the combined balance sheets of Columbia, each as of March 31, 2006 and each of which forms a part of the Columbia Financial Statements, are owned by Sussex, Columbia or a wholly-owned subsidiary of Sussex or Columbia, other than assets disposed of in the ordinary course of business since such date which are not material, individually, or in the aggregate, and other than as described in
         Section 3.02(f)(i) of the Columbia Disclosure Letter.

                  (ii) All filings (other than immaterial filings) required to be made by each of Sussex or Columbia or their respective subsidiaries since December 31, 2002 under any applicable state laws and regulations relating to gaming or similar matters, have been filed with the applicable Governmental Authorities, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto so required to be filed, and all such filings complied, as of their respective dates, with all applicable requirements of the applicable statute and the rules and regulations thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of the applicable statute and the rules and regulations thereunder, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Sussex and Columbia, taken as a whole.

         (g) Debt, Distributions, etc. As of March 31, 2006, each of Sussex and Columbia and each of such parties' respective subsidiaries had in the aggregate debt as set forth in Section 3.02(g) of the Columbia Disclosure Letter, and from March 31, 2006 through the date hereof, neither Columbia nor Sussex has incurred additional debt in excess of the amount set forth in Section 3.02(g) of the Columbia Disclosure Letter. Except as set forth in Section 3.02(g) of the Columbia Disclosure Letter, since December 31, 2005, neither Sussex nor Columbia has (i) declared, set aside or paid any dividend or distribution (whether in cash, stock or property or any combination thereof) or (ii) made any loans, advances or capital contributions to, or investments in, any affiliate.

         (h) Absence of Certain Changes or Events. Since December 31, 2005 and prior to the date hereof, there has not been any material adverse effect on Sussex and Columbia, taken as a whole, or any change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Sussex and Columbia, taken as a whole. Since December 31, 2005 and prior to the date hereof, each of Sussex and Columbia and their respective subsidiaries have conducted their respective businesses in all material respects only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses.

         (i) Permits; Compliance with Laws and Orders. The businesses of each of Sussex and Columbia and their respective subsidiaries have not been conducted in violation of any Laws, except for such violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Sussex and Columbia, taken as a whole. No investigation, review, proceeding, notice of violation, order of forfeiture or

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

complaint by any Governmental Authority, including any Gaming Authority, with respect to any of Sussex or Columbia or their respective subsidiaries is pending or, to the knowledge of any of Sussex or Columbia, threatened, nor has any Governmental Authority, including any Gaming Authority, indicated an intention to conduct the same, except for any such investigations or reviews that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Sussex and Columbia, taken as a whole. Each of Sussex and Columbia and their respective subsidiaries has obtained and is in compliance with all Licenses necessary to conduct its business as presently conducted, except for any failures to have or to be in compliance with such Licenses which, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Sussex and Columbia, taken as a whole. The actions of the applicable Governmental Authorities, including any Gaming Authority, granting all Licenses have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to the knowledge of any of Sussex and Columbia, threatened in writing, any application, petition, objection or other pleading with any Governmental Authority, including any Gaming Authority, which challenges or questions the validity of or any rights of the holder under any License, except for any of the foregoing that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Sussex and Columbia, taken as a whole. Except as set forth in Section 3.02(i) of the Columbia Disclosure Letter, since January 1, 2004, no inquiries regarding, or investigations of, Sussex or Columbia have been conducted by any Gaming Authority. As of the date of this Agreement, no inquiries or investigations of Sussex or Columbia are pending, or to the knowledge of Sussex or Columbia, threatened by any Gaming Authority.

         (j) Legal Proceedings; Litigation and Liabilities. There are no (A) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to the knowledge of any of Sussex or Columbia, threatened against any of Sussex or Columbia or any of its subsidiaries or affiliates or (B) litigations, arbitrations, investigations or other proceedings, or injunctions or final judgments relating thereto, pending or, to the knowledge of any of Sussex or Columbia, threatened against any of Sussex or Columbia or any of its subsidiaries or affiliates before any Governmental Authority, including any Gaming Authority, except in the case of either clause (A) or (B), for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Sussex and Columbia, taken as a whole. None of Sussex or Columbia or any of their respective subsidiaries or affiliates is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Authority, including any Gaming Authority, which, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on Sussex and Columbia, taken as a whole.

         (k) Receipt of Licenses. As of the date hereof, to the knowledge of any of Sussex or Columbia, there is neither any state of facts, nor has there been any indication from any Gaming Authority of any state of facts or circumstances, that would be reasonably likely to delay or prevent the receipt by Columbia of a new gaming license in a jurisdiction in which Columbia is not currently licensed which Columbia is required to obtain in connection with the consummation of the transactions contemplated hereby.

         (l) Ownership and Operations of Sussex and Columbia. The record and beneficial ownership of all outstanding shares of capital stock or ownership interests of each of Sussex and Columbia is set forth on Section 3.02(l) of the Columbia Disclosure Letter.

         (m) Ownership and Operations of Merger Sub; Organizational Structure. Columbia owns of record and beneficially owns all outstanding shares of capital stock of Merger Sub. Merger Sub has engaged in no other business or other activities or incurred any liabilities, other than in connection with the transactions contemplated hereby. Prior to the date hereof, Columbia has provided to Aztar or its representatives true and correct copies of the organizational structure of each of Sussex and Columbia.

         (n) Brokers and Finders. None of Sussex nor Columbia nor any of their respective subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement, in each case for which Aztar or any of its subsidiaries will be liable. Columbia has employed Banc of America Securities LLC and Libra Securities, LLC as its financial advisors in connection with the transactions contemplated by this Agreement.


                                   ARTICLE IV

                                    Covenants

         Section 4.01 Covenants of Aztar Interim Operations. (a) Aztar covenants and agrees as to itself and its subsidiaries that, after the date hereof and prior to the Effective Time, unless Columbia shall otherwise approve in writing and except as otherwise expressly contemplated by this Agreement or as required by applicable Laws, the business of it and its subsidiaries shall be conducted in all material respects in the ordinary and usual course and, to the extent consistent therewith, it and its subsidiaries shall use their respective reasonable best efforts to substantially preserve their business organizations intact and maintain existing relations and goodwill with Governmental Authorities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of Aztar and its subsidiaries in all material respects. In furtherance of the foregoing, Aztar agrees to resume and continue the taking of reservations at its Las Vegas, Nevada hotel and to pursue ordinary course marketing activities in connection with such facility as promptly as practicable. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, subject to applicable Law, except (A) as otherwise expressly required by this Agreement,
(B) as Columbia may approve in writing or (C) as set forth in the applicable subsection of Section 4.01(a) of the Aztar Disclosure Letter, Aztar will not and will not permit its subsidiaries to:

                  (i) adopt or propose any change in its certificate of incorporation or by-laws or other applicable governing instruments or amend any term of the shares of Aztar Common Stock or Aztar Preferred Stock;

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

                  (ii) merge or consolidate Aztar or any of its subsidiaries with any other person;

                  (iii) acquire assets outside of the ordinary course of business from any other person with a value or purchase price in excess of $1,000,000 in the aggregate, other than acquisitions set forth in
         Section 4.01(a)(iii) of the Aztar Disclosure Letter, and other than capital expenditures as set forth in Section 4.01(a)(xi) of the Aztar Disclosure Letter;

                  (iv) other than in connection with Aztar's application for a gaming license in Allentown, Pennsylvania, (i) enter into any material line of business in any geographic area other than the current lines of business of Aztar or any of its subsidiaries, and in the geographic areas where they are currently conducted, as of the date hereof or (ii) engage in the conduct of any business in any new jurisdiction which would require the receipt of any additional Governmental Consent (as defined in Section 5.03(f)) in connection with the consummation of the Merger and the transactions contemplated hereby;

                  (v) other than upon exercise of Aztar Employee Stock Options or conversion of Aztar Preferred Stock, issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of Aztar or any its subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

                  (vi) other than as required in accordance with the terms of Aztar's credit facility as in effect on the date hereof, create or incur any Lien (other than mechanics', warehousemen's or similar Liens incurred in accordance with Law in connection with construction projects in New Jersey and Indiana and routine maintenance, in each case, permitted by this Section 4.01 for amounts not past due) on any assets of Aztar or any of its subsidiaries;

                  (vii) make any loans, advances or capital contributions to or investments in any person, other than (a) loans, advances, capital contributions or investments not in excess of $750,000 in the aggregate, (b) loans, advances, capital contributions or investments pursuant to commitments set forth on Section 4.01(a)(vii) of the Aztar Disclosure Letter or (c) intercompany loans and advances to wholly-owned subsidiaries in the ordinary course of business consistent with past practice;

                  (viii) other than for regular cash dividends on the Aztar Preferred Stock at the times and in the amounts required by the terms thereof, declare, set aside or pay any dividend or distribution (whether in cash, stock or property or any combination thereof) on (i) any shares of Aztar Common Stock or (ii) any shares of capital stock of any subsidiary (other than wholly owned subsidiaries and pro rata dividends payable to holders of interests in non wholly owned subsidiaries);

                  (ix) reclassify, split, combine, subdivide or repurchase, redeem or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock, except for required redemptions of Aztar Preferred Stock in the ordinary course of business;

                  (x) incur, redeem or repurchase any indebtedness for borrowed money or guarantee such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of Aztar or any of its subsidiaries, except for the incurrence of indebtedness for borrowed money incurred under Aztar's existing revolving credit facility in the ordinary course of business as long as the aggregate amount outstanding under Aztar's existing revolving credit facility does not exceed $175 million at any time, and except for the incurrence of indebtedness for borrowed money in replacement of existing indebtedness upon maturity thereof for borrowed money on customary commercial terms;

                  (xi) without the consent of Columbia (such consent not to be unreasonably withheld or delayed in connection with maintenance and similar capital expenditures) and except for capital expenditures as set forth in Section 4.01(a)(xi) of the Aztar Disclosure Letter, make or authorize any capital expenditure;

                  (xii) enter into any commitment or Contract with respect to the redevelopment or future operation of the Las Vegas Site (other than ordinary course hotel operation); provided, however, that Aztar shall be permitted to continue design work that is in progress and substantially complete as of the date of this Agreement in connection with the redevelopment of the Las Vegas Site in the ordinary course of business consistent with past practice, the cost of which design work shall not exceed $2.5 million after the date hereof;

                  (xiii) except as expressly permitted by Section 4.01(a)(xix), enter into any Covered Contract (as defined in Section 8.03) other than in the ordinary course of business consistent with past practice after consultation with Columbia;

                  (xiv) make any changes with respect to accounting policies or procedures, except as required by changes in GAAP or by applicable Law or except as Aztar, based upon the advice of its independent auditors after prior notice to Columbia, determines in good faith is advisable to conform to best accounting practices;

                  (xv) settle any litigation or other proceedings for an amount to be paid by Aztar or any of its subsidiaries in excess of $2,000,000 or which would be reasonably likely to have any material adverse impact on the operations of Aztar or any of its subsidiaries;

                  (xvi) (i) except as expressly permitted by Section 4.01(xix), amend or modify in any material respect, or terminate or waive any material right or benefit under, any Covered Contract, other than in the ordinary course of business consistent with past practice after consultation with Columbia, or (ii) cancel, modify in any material respect or waive any debts or claims held by it or waive any rights having in each case a value in excess of $1,000,000;

                  (xvii) except as required by Law, make any material Tax election or take any material position on any Tax Return filed on or after the date of this Agreement or adopt any method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods;

                  (xviii) sell, lease, license or otherwise dispose of any assets of Aztar or its subsidiaries except (i) in the ordinary course of business or obsolete assets or (ii) except as set forth on Section 4.01(a)(xviii) of the Aztar Disclosure Letter, sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $1,000,000 in respect of any one asset and not in excess of $10,000,000 in the aggregate;

                  (xix) except as set forth in Section 4.01(a)(xix) of the Aztar Disclosure Letter, required pursuant to existing written, binding agreements in effect prior to the date of this Agreement or as otherwise required by applicable Law, including without limitation as may be required to comply with Section 409A of the Code (provided that any such changes shall be done in a manner as to not materially increase the present value of any payments), (A) enter into any commitment to provide any severance or termination benefits to (or amend any existing arrangement with) any director, officer, consultant or employee of Aztar or any of its subsidiaries, (B) increase the compensation or benefits payable or to become payable to the directors, officers, consultants or employees of Aztar or any of its subsidiaries other than in the ordinary course of business consistent with past practice with respect to base pay for non-officer employees, (C) establish, adopt, enter into or amend or terminate (except for technical amendments in the ordinary course of business consistent with past practice, provided that such amendments do not increase the cost of such arrangements to Aztar) any collective bargaining agreement, Aztar Employee Stock Plan, Aztar Employee Benefit Plan or Aztar Employment Agreement (or any such agreement, plan or arrangement which would otherwise be considered a Aztar Employee Stock Plan, Aztar Employee Benefit Plan or Aztar Employment Agreement if established, adopted or entered into after the date hereof), (D) grant or, if the Closing occurs during 2006, accelerate the vesting of any awards under any Aztar Employee Stock Plan, Aztar Employee Benefit Plan or Aztar Employment Agreement, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Aztar Employee Benefit Plan or Aztar Employment Agreement, (F) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Aztar Employee Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (G) amend the terms of any outstanding equity-based award, (H) if the Closing occurs during 2006, exercise any discretion to cash out any benefits or awards, (I) make any material determinations not in the ordinary course of business consistent with past practice under any collective bargaining agreement, Aztar Employee Stock Plan, Aztar Employment

         Agreement or Aztar Employee Benefit Plan, (J) grant or promise any tax offset payment award under any Aztar Employee Stock Plan or (K) make any loan or cash advance to any current or former director, officer, employee, consultant or independent contractor; or

                  (xx) agree or commit to do any of the foregoing.

         (b) Prior to the Closing, subject to applicable Law, Aztar agrees to provide, and shall cause its subsidiaries to provide, and Aztar and its subsidiaries shall use their reasonable best efforts to cause their respective officers, employees, representatives and advisors, including legal advisors and accountants, to provide, to Columbia all cooperation reasonably requested by Columbia that is necessary or advisable in connection with the arrangement of the Financing or any equity Financing in lieu thereof in whole or in part, in each case as may reasonably be requested by Columbia, including, without limitation, (i) upon reasonable advance notice, participation in meetings, drafting sessions, due diligence sessions, management presentation sessions, road shows and sessions with rating agencies, (ii) providing reasonable assistance with the preparation of materials for rating agency presentations, business projections and financial statements (including those required by the SEC), (iii) providing reasonable assistance to Columbia in preparing offering memoranda, private placement memoranda, prospectuses and similar documents, (iv) furnishing Columbia and its financing sources with financial and other pertinent information regarding Aztar and its subsidiaries as may reasonably be requested by therewith, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of the type and form customarily included in private placements under Rule 144A or public offerings under the Securities Act, to consummate the offering of debt securities contemplated by the Financing Commitments (as defined in Section 4.02(b)) or other financing at the time during Aztar's fiscal year such offerings will be made, (v) using reasonable best efforts to obtain accountants' comfort letters, legal opinions, officers' certificates, surveys and title insurance as may be reasonably requested by Columbia; provided, that Aztar's officers shall only be required to deliver certificates and opinions to the extent relating to Aztar or its subsidiaries on a stand-alone basis without giving effect to the Merger or Columbia's post-Closing plans or any post-Closing projections, (vi) obtaining any necessary rating agencies' confirmations or approvals for Columbia's financing as may be reasonably requested by Columbia and (vii) reasonably facilitating the pledge of collateral, including taking any actions and executing any documents reasonably requested by Columbia in connection therewith, in each case to become effective at the Closing. Aztar will use its reasonable best efforts to provide to Columbia and its financing sources as promptly as practicable (but in no event later than the time periods, if any, specified in Exhibit E to the Financing Commitments), with the audited, unaudited and pro forma and other financial information or data that are required as a condition to the Financing, in each case prepared in accordance with the standards set forth in such Exhibit E or that are required in connection with any equity offering and will use its reasonable best efforts to take all other actions required to be taken by Aztar under the Financing Commitments if reasonably required to obtain the Financing. Aztar shall cause its officers, in their capacity as officers, to deliver such customary management representation letters as the accountants may require in connection with any comfort letters or similar documents as may be required in connection with the Financing. Notwithstanding anything to the contrary in this Agreement, Aztar shall not be required to execute and deliver any commitment letters, underwriting or placement agreements, pledge and security documents, or other definitive financing documents in connection with the Financing.

         (c) Without limiting the foregoing, at the request of Columbia, prior to the Effective Time, Aztar shall use its reasonable best efforts to cooperate with Columbia in obtaining any consents or waivers to, and in respect of, any of its indebtedness, provided that Aztar shall not be required to permit any of the foregoing to become effective prior to the Effective Time. At the request of Columbia, Aztar shall, and shall cause its subsidiaries to, use its reasonable best efforts to commence consent solicitations or issuer tender or exchange offers with respect to their respective indebtedness as and at the times that Columbia shall request ("Consent/Tender Offers") in each case with the cooperation of Columbia. All Consent/Tender Offers shall be in accordance with applicable Law and shall be on the terms and conditions reasonably agreed by Columbia and Aztar; provided, that all Consent/Tender Offers (and all obligations to make any payments to holders of all or any portion of any indebtedness in connection therewith or to modify the terms or provisions of any indebtedness) shall be conditioned upon the consummation of the Merger, and shall terminate immediately upon the termination of this Agreement prior to the Effective Time. Aztar agrees not to consummate any Consent/Tender Offer unless Columbia consents in writing to such consummation. Aztar agrees to use its reasonable efforts to cooperate with Columbia and to use its reasonable best efforts to consummate all Consent/Tender Offers, provided that the effectiveness of any Consent/Tender Offer shall be conditioned on the Closing. Columbia shall indemnify Aztar and its directors and officers for any and all liabilities arising out of or in connection with any action taken pursuant to this Section 4.01(c) to the maximum extent permitted by Law.

         (d) Nothing in Section 4.01(b) or 4.01(c) shall require Aztar and its subsidiaries to provide any assistance which would interfere unreasonably with the business or operations of Aztar and its subsidiaries. All reasonable out-of-pocket expenses incurred by Aztar or any of its subsidiaries, officers, employees, representatives and advisors in connection with their respective obligations pursuant to Section 4.01(b) and 4.01(c) shall be borne (or reimbursed promptly following demand therefor) by Columbia. Nothing in Section 4.01(b) or 4.01(c) shall require Aztar or any of its subsidiaries, officers, employees, representatives or advisors to take any action that might result in any liability in connection with the Financing unless indemnified by Columbia to the maximum extent permitted by Law or to take any action other than in their capacity as an officer. Columbia hereby agrees and acknowledges that Financing and the Consent/Tender Offers do not constitute conditions to the consummation of the transactions contemplated by this Agreement.

         Section 4.02 Covenants of Sussex and Columbia Interim Operations. (a) Each of Sussex and Columbia covenants and agrees that, except as Aztar may approve in writing and except as set forth in

                  (i) Section 4.02(a)(i) of the Columbia Disclosure Letter, it will not declare, set aside or pay any dividend or distribution (whether in cash, stock or property or any combination thereof) on any shares of its capital stock or the capital stock of any affiliate;

                  (ii) Section 4.02(a)(ii) of the Columbia Disclosure Letter, it and each of its respective subsidiaries will not incur any indebtedness or guarantee indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of Sussex or Columbia or any of their respective affiliates; or

                  (iii) Section 4.02(a)(iii) of the Columbia Disclosure Letter, it and each of its respective subsidiaries will not acquire, or agree to acquire, all or substantially all of the assets, or a controlling interest in, any other person.

         (b) Each of Sussex and Columbia will not take, and will not permit its subsidiaries to take, any action that at the time of taking such action is reasonably likely to prevent or materially delay the consummation of the Merger. Each of Sussex and Columbia agrees to use its reasonable best efforts to obtain the Financing necessary for the consummation of the transactions contemplated hereby at or prior to the Closing Date. Each of Sussex and Columbia shall use its reasonable best efforts to keep Aztar informed of the status of its efforts to obtain the Financing and of any development that any of Sussex or Columbia believes is reasonably likely to prevent or delay the receipt of the Financing. Each of Sussex and Columbia shall use its reasonable best efforts to comply with the covenants in the Financing Commitments which are within its control.

         Section 4.03 No Solicitation by Aztar.

         (a) Aztar shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees, or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or knowingly take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes a Takeover Proposal (as defined below) or (ii) participate in any negotiations or discussions (other than to state that they are not permitted to have discussions) regarding any Takeover Proposal; provided, however, that if, at any time prior to receipt of the Stockholder Approval (the "Applicable Period"), the Board of Directors of Aztar determines in good faith, after consultation with its legal and financial advisors, that a Takeover Proposal that was not solicited by it after the date hereof and that did not otherwise result from a breach of this Section 4.03(a) is, or is reasonably likely to result in, a Superior Proposal (as defined in Section 4.03(b)), and subject to providing prior written notice of its decision to take such action to Columbia and compliance with Section 4.03(c), Aztar may (x) furnish information with respect to Aztar and its subsidiaries to the person making such proposal (and its representatives) pursuant to a customary confidentiality agreement (provided, that such confidentiality agreement shall not in any way restrict Aztar from complying with its disclosure obligations under this Agreement, including with respect to such proposal; provided further, that any such confidentiality agreement need not contain a standstill or similar provision) and (y) participate in discussions or negotiations regarding such proposal. Aztar agrees to provide Columbia with any information provided in writing or orally to the person making such Takeover Proposal and its representatives substantially simultaneously with the provision thereof to such other person. Aztar, its subsidiaries and their representatives immediately shall cease and cause to be terminated any activities, discussions or negotiations with any parties existing on the date hereof with respect to any Takeover Proposal. For purposes of this Agreement, "Takeover Proposal" means any bona fide inquiry, proposal or offer from any person relating to (i) any direct or indirect acquisition or purchase of a business (a "Material Business") that constitutes 20% or more of the net revenues, net income or the assets (including equity securities) of Aztar and its subsidiaries, taken as a whole, (ii) any direct or indirect acquisition or purchase of 20% or more of any class of voting securities of Aztar or 20% or more of the voting power of any class of stock of any subsidiary of Aztar owning, operating or controlling a Material Business, (iii) any tender offer or exchange offer (or other offer to purchase or acquire) that if consummated would result in any person beneficially owning 20% or more of any class of voting securities of Aztar or 20% or more of the voting power of any class of stock of any subsidiary of Aztar owning, operating or controlling a Material Business,
(iv) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Aztar or any such subsidiary of Aztar owning, operating or controlling a Material Business or (v) any direct or indirect acquisition or purchase of, any joint venture or partnership or similar arrangement involving, or any recapitalization, restructuring or leveraged financing or similar transaction involving all or any portion of the Las Vegas Site (except as expressly specified in Section 4.01(a)(xii), in each case other than the transactions contemplated by this Agreement.

         (b) Except as contemplated by this Section 4.03, neither the Board of Directors of Aztar nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Columbia, the approval or recommendation by such Board of Directors or such committee of this Agreement or the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or (iii) cause Aztar to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (other than a confidentiality agreement of the type and under the circumstances described in Section 4.03(a)) related to any Takeover Proposal (each, an "Aztar Acquisition Agreement"). Notwithstanding the foregoing, in response to a Takeover Proposal that was not solicited by it and that did not otherwise result from a breach of Section 4.03(a), during the Applicable Period, the Board of Directors of Aztar may, if it determines in good faith, after consulting with outside counsel, that taking such action is reasonably required by the Board of Directors' fiduciary obligations under applicable law, (A) withdraw or modify, or propose publicly to withdraw or modify, the approval or recommendation by such Board of Directors or any committee thereof of this Agreement or the Merger, (B) approve or recommend, or propose to approve or recommend, any Superior Proposal, or (C) terminate this Agreement pursuant to
Section 7.01(d) simultaneously with the payment of the Termination Fee and the Termination Expenses, but only after (1) such Board of Directors has determined in good faith that such Takeover Proposal constitutes a Superior Proposal, and
(2) (I) Aztar has notified Columbia in writing of the determination that such Takeover Proposal constitutes a Superior Proposal and (II) at least 48 hours following receipt by Columbia of such notice, the Board of Directors of Aztar has determined that such Superior Proposal remains a Superior Proposal. Notwithstanding the foregoing, other than in connection with a Takeover Proposal, the Board of Directors of Aztar may, if it determines in good faith, after consulting with outside counsel, that the failure to take such action would result in a breach of the Board of Directors' fiduciary obligations under applicable Law withdraw or modify the approval or recommendation by such Board of Directors or any committee thereof of this Agreement or the Merger if Aztar has notified Columbia in

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

writing of the decision to do so at least 48 hours prior to the taking of such action, which notice shall specify in writing the reasons therefor.

         For purposes of this Agreement, "Superior Proposal" means any written Takeover Proposal that the Board of Directors of Aztar determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be more favorable (taking into account (i) all financial and strategic considerations, including relevant legal, financial, regulatory and other aspects of such Takeover Proposal and the Merger and the other transactions contemplated by this Agreement deemed relevant by the Board of Directors, (ii) the identity of the third party making such Takeover Proposal,
(iii) the anticipated timing, conditions and prospects for completion of such Takeover Proposal, including the prospects for obtaining regulatory approvals and financing, and any third party shareholder approvals and (iv) the other terms and conditions of such Takeover Proposal) to Aztar's stockholders than the Merger and the other transactions contemplated by this Agreement (taking into account all of the terms of any proposal by Columbia to amend or modify the terms of the Merger and the other transactions contemplated by this Agreement), except that (x) the reference to "20%" in clauses (i), (ii) and (iii) of the definition of "Takeover Proposal" in Section 4.03(a) shall be deemed to be a reference to "50%", (y) the "Takeover Proposal" must refer to a transaction involving Aztar as a whole, and not any of its subsidiaries or Material Businesses or the Las Vegas Site, and (z) the references to any subsidiary of Aztar owning, operating or controlling a Material Business in clauses (ii),
(iii) and (iv) shall be deemed to be deleted.

         (c) In addition to the obligations of Aztar set forth in paragraphs (a) and (b) of this Section 4.03, Aztar shall as promptly as practicable advise Columbia, orally and in writing, of any request for information or of any Takeover Proposal (and in any case within 24 hours of such request or the receipt of such Takeover Proposal), the principal terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal. Aztar shall keep Columbia informed of the status and material details (including amendments or proposed amendments) of any such request or Takeover Proposal as promptly as practicable.

         (d) Nothing contained in this Agreement shall prohibit Aztar from issuing a "stop-look-and-listen communication" pursuant to Rule 14d-9(f), taking and disclosing to its stockholders a position as required by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or taking any action required by any order or decree of a Governmental Authority, in each case, subject to the provisions of Section 7.01(f).

         Section 4.04 Other Actions. Each of Aztar and Columbia shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of their respective subsidiaries to, take any action that would, or that would reasonably be expected to, result in any condition to the Merger set forth in Article VI not being satisfied.

         Section 4.05 Control of Aztar's Operations. Nothing contained in this Agreement shall give to Columbia, directly or indirectly, rights to control or direct Aztar's operations prior to the Effective Time. Prior to the Effective Time, Aztar shall exercise,

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

consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

                                   ARTICLE V

                              Additional Agreements

         Section 5.01 Preparation of the Proxy Statement; Stockholders Meeting.

         (a) As soon as reasonably practicable following the date of this Agreement, Aztar shall prepare the Proxy Statement and Columbia shall assist Aztar in such preparation. Aztar shall use its reasonable best efforts to file the Proxy Statement with the SEC as soon as possible and to respond as promptly as possible to any comments of the SEC with respect thereto. Aztar will use its reasonable best efforts to cause the Proxy Statement to be mailed to Aztar's stockholders as promptly as practicable. Each party will advise the other, promptly after it receives notice thereof, of the receipt of any comments from the SEC with respect to the Proxy Statement or any supplement or amendment, or any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If prior to the Effective Time any event occurs with respect to Aztar, Columbia or any subsidiary of Aztar or Columbia, respectively, or any change occurs with respect to information supplied by or on behalf of Aztar or Columbia, respectively, for inclusion in the Proxy Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Proxy Statement, Aztar or Columbia, as applicable, shall promptly notify the other of such event, and Columbia shall cooperate with Aztar in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by law, in disseminating the information contained in such amendment or supplement to Aztar's stockholders. Aztar shall provide Columbia with a reasonable opportunity to review and comment on any draft Proxy Statement, any draft amendment thereto, and any correspondence with the SEC concerning the Proxy Statement, and shall file or submit any of the foregoing only once such draft is in a form reasonably acceptable to Columbia and Aztar.

         (b) Aztar shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining the Stockholder Approval. Without limiting the generality of the foregoing, Aztar agrees that its obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by (i) the commencement, proposal, disclosure or communication to Aztar of any Takeover Proposal, (ii) the withdrawal or modification by the Board of Directors of Aztar of its approval or recommendation of this Agreement, the Merger or the other transactions contemplated hereby, or (iii) the approval or recommendation of any Superior Proposal.

         Section 5.02 Access to Information; Effect of Review.

         (a) Access. To the extent permitted by applicable Law and confidentiality obligations and upon reasonable advance notice, Aztar shall, and shall cause each of its

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

respective subsidiaries to afford to Columbia and to its officers, employees, accountants, counsel, financial advisors and other representatives (and to its potential financing sources and their respective representatives) reasonable access during normal business hours during the period prior to the Effective Time to all its Contracts, properties, books, contracts, commitments, personnel and records and, during such period, to the extent permitted by applicable law and confidentiality provisions, Aztar shall, and shall cause its subsidiaries, to, (i) confer on a regular and frequent basis with one or more representatives of Columbia to discuss material operational and regulatory matters and the general status of its ongoing operations, (ii) advise Columbia of any change or event that has had or would reasonably be expected to have a material adverse effect on such party, and (iii) furnish to Columbia promptly all other information concerning its business, properties and personnel, in each case as Columbia may reasonably request. Columbia shall schedule and coordinate all inspections with the individual(s) set forth in Section 5.02(a) of the Aztar Disclosure Letter. Aztar shall be entitled to have representatives present at all times during any such inspection. Notwithstanding the foregoing, neither Aztar nor its subsidiaries shall be required to provide access to or to disclose any information (i) where such access or disclosure could jeopardize the attorney-client privilege or work product privilege of Aztar or its subsidiaries or contravene any Law or binding agreement entered into prior to the date of this Agreement, or (ii) to the extent that outside counsel to Aztar advises that such access or disclosure should not be disclosed in order to ensure compliance with any Gaming Law or other applicable Law. Columbia agrees to hold confidential all information which it has received or to which it has gained access pursuant to this Section 5.02(a) in accordance with the Confidentiality Agreement, dated as of April 16, 2006, between Aztar and Columbia (the "Confidentiality Agreement").

         (b) Effect of Review. No investigation or review pursuant to Section 5.02(a) shall have any effect for the purpose of determining the accuracy of any representation or warranty given by any of the parties hereto to any of the other parties hereto.

         Section 5.03 Regulatory Matters; Reasonable Best Efforts.

         (a) Regulatory Approvals. Each party hereto shall cooperate and promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions and filings, and shall use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things in order to obtain all approvals and authorizations of all Governmental Authorities, necessary or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by this Agreement. Columbia shall have the responsibility for the preparation and filing of any required applications, filings or other materials, including in the State of New Jersey, a trust agreement necessary to obtain interim casino authorization; provided, however that (i) Aztar shall provide and cause its affiliates to provide Columbia with any information required in connection with such filings as promptly as practicable, (ii) Aztar shall have the right to review, comment on and approve (which comments Aztar shall provide as promptly as practicable, but in any event within three days of Columbia's request for such approval) in advance all characterizations of the information relating to Aztar that appear in any application, notice, petition or filing made in connection with the Merger or the other transactions contemplated by this Agreement, and (iii) Aztar shall have the right to review and comment on

(which comments Aztar shall provide as promptly as practicable, but in any event within three days of Columbia's request for such approval, and which comments Columbia shall consider in good faith) in advance all applications, notices, petitions or filings made in connection with the Merger or the other transactions contemplated by this Agreement. Aztar and Columbia agree that they will consult and cooperate with each other with respect to the obtaining of all such necessary approvals and authorizations of Governmental Authorities.

         (b) Filings. Each of Columbia and Aztar undertakes and agrees to file as soon as practicable a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and to make such filings and apply for such approvals and consents as are required under the Gaming Laws as soon as practicable after the date hereof (and in any event within 45 days), including the filing of all required applications for Columbia and all "key persons" (as defined under applicable Gaming Laws). Each of Columbia and Aztar shall use its reasonable best efforts to request as soon as practicable an accelerated review (to the extent available) from any Gaming Authorities in connection with such filings and in the case of Gaming Approvals required in the State of New Jersey, Columbia shall seek to obtain interim casino authorization at the earliest practicable date. Each of Columbia and Aztar shall respond as promptly as practicable under the circumstances to any inquiries received from the FTC or the Antitrust Division or any authority enforcing applicable Gaming Laws for additional information or documentation and to all inquiries and requests received from any Governmental Authority in connection with any Law. Except with respect to the Missouri Divestiture or Closing (as defined below) and except as otherwise provided herein, Columbia shall have the right to direct and control the process of obtaining the Governmental Consents (as defined below) required in connection with the Merger and the transactions contemplated hereby and Aztar agrees to reasonably cooperate with Columbia with respect thereto. Aztar shall agree if, but solely if, requested by Columbia to, in compliance with Gaming Laws, divest, hold separate or otherwise take or commit to take any action that limits or prohibits Aztar's or Columbia's freedom of action with respect to, or its ability to retain, any of the businesses, services, employees or assets of Aztar or any of its subsidiaries, in each case at or after the Effective Time and only in order to enable Columbia to obtain or to avoid having to obtain a Governmental Consent, provided that any such action shall be conditioned upon the consummation of the Merger and the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, Aztar shall use commercially reasonable efforts to divest its casino property in the State of Missouri in accordance with applicable law in a bona fide arms length transaction, provided that, in the event that (i) Aztar and/or the purchaser fails to enter into a purchase and sale agreement with respect to its casino property in the State of Missouri within 90 days of the date hereof, (ii) if, in the event a purchase and sale agreement is entered into within 90 days of the date hereof, Aztar fails to obtain the Required Gaming Approvals for such sale within six months following the date hereof or (iii) any party to such agreement terminates such agreement prior to the consummation of the Merger, Aztar shall, at its sole discretion, use commercially reasonable efforts to close the operation of such property in accordance with applicable law (the "Missouri Divestiture or Closing"). At the option of Aztar, any of the actions taken in connection with the Missouri Divestiture or Closing may be conditioned on the consummation of the Merger. Columbia shall promptly reimburse Aztar for any and all costs and expenses in connection with the Missouri Divestiture or Closing, including any termination fee or expenses payable to a third party.

         (c) Cooperation. In addition, each party shall, subject to applicable law and to the terms and conditions hereof, except as prohibited by any applicable representative of any applicable Governmental Authority, (i) promptly notify the other party of any communication to that party relating to the Merger and the transactions contemplated hereby from the FTC, the Antitrust Division, any Governmental Authority, including any Gaming Authority, and consult with the other party in advance regarding, and provide a reasonable opportunity to comment on, any proposed written communication relating to the Merger and the transactions contemplated hereby to any of the foregoing persons; and (ii) furnish the other party or its outside counsel with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between them and its affiliates and their respective representatives on the one hand, and any government or regulatory authority or members of their respective staffs on the other hand, with respect to this Agreement and the Merger, provided, however, that the parties may redact discussions of the value of the Merger or any other acquisition, sale, or divestiture, except with respect to the Missouri Divestiture or Closing; provided, further, that notwithstanding anything in this Agreement to the contrary, Columbia shall be entitled to redact any corporate gaming applications to the extent containing personal information, including personal financial information. Each of Columbia and Aztar, and their respective representatives, will have the right to participate in any meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the Merger.

         (d) Objections. In furtherance and not in limitation of the covenants of the parties contained in Section 5.03(a), (b) and (c), but subject to Section 5.03(g), each of Columbia and Aztar shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other person with respect to the transactions contemplated hereby under any Antitrust Law (as defined in Section 8.03) or Gaming Law or by any Gaming Authority. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, Gaming Law or the rules and regulations of any Gaming Authority, subject to Section 5.03(g), each of Columbia and Aztar shall cooperate in all material respects with each other and use its respective reasonable best efforts to, as promptly as practicable, contest and resist any such action or proceeding, to limit the scope or effect of any proposed action of, or remedy sought to be obtained or imposed by, any Gaming Authority, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts the consummation of the transactions contemplated by this Agreement.

         (e) Further Actions. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary or advisable under applicable Laws (including the HSR Act and the Gaming Laws) to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including (i) obtaining any required third party consents and Governmental Consents and (ii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

         (f) Governmental Consents. For purposes of this Agreement, the term "Governmental Consents" shall mean all notices, reports, filings, consents, applications, registrations, approvals, permits or authorizations required to be made prior to the Effective Time by Aztar or Columbia or any of their respective subsidiaries with, or obtained prior to the Effective Time by Aztar or Columbia or any of their respective subsidiaries from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby (and shall include the expiration or termination of the waiting period under the HSR
Act).

         (g) Specified Material Adverse Effect. Notwithstanding the foregoing (but subject to the fourth and fifth sentences of Section 5.03(b)), as used in this Section 5.03, "reasonable best efforts" shall not include nor require any party to (A) sell, or agree to sell, hold or agree to hold separate, or otherwise dispose, or agree to dispose of, any asset, in each case other than
(i) a hotel casino property owned by Aztar or Columbia or their affiliates in Laughlin, Nevada designated by Columbia, and/or (ii) the hotel casino property owned by Aztar in Indiana (the "Specified Assets") or (B) conduct or agree to conduct its business in any particular manner, if such conduct has had or would, individually or in the aggregate, reasonably be expected to (i) have a material adverse effect on Columbia (after giving effect to the consummation of the Merger and reflecting the business, assets, results of operations and financial condition of Aztar and its subsidiaries) (clauses (A) or (B), a "Specified Material Adverse Effect") or (ii) result in either Columbia or Aztar or their respective subsidiaries failing to meet the standards for licensing, suitability or character under any Gaming Laws relating to the conduct of Columbia's or Aztar's business which (after taking into account the anticipated impact of such failure to so meet such standards on other authorities) would reasonably be expected to have a Specified Material Adverse Effect. Except for the Missouri Closing or Divestiture, none of Aztar or any of its subsidiaries may take or agree to take any such action, or consent to or agree to consent to any such restriction, without the consent of Columbia (such consent not to be unreasonably withheld or delayed). For purposes of clarification, Columbia agrees that if necessary in order to obtain, or to avoid having to obtain, the Required Governmental Consents (as defined in Section 6.01(c)), Columbia will
(A) sell, or agree to sell, hold or agree to hold separate, or otherwise dispose, or agree to dispose of, the Specified Assets (or ask Aztar to do the same) or (B) conduct or agree to conduct its business in a particular manner or take such other actions as may be requested by a Governmental Authority, unless such conduct or other action has had or would reasonably be expected to result in a Specified Material Adverse Effect.

         (h) State Anti-Takeover Statutes. Without limiting the generality of
Section 5.03(b), Aztar and Columbia shall (i) take all reasonable action necessary to ensure that no state anti-takeover statute or similar statute or regulation or charter, bylaw or similar provision becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement and (ii) if any state anti-takeover statute or similar statute or regulation, charter, bylaw or similar provision becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation, charter, bylaw or similar provision on the Merger and the other transactions contemplated by this Agreement.

         (i) Additional Financing. At the Closing, Columbia will have in place a revolving credit facility in the principal amount of $180 million, which shall be supported by a guaranty of Sussex in the amount of $80 million.

         Section 5.04 Stock Options; Stock Plans.

         (a) Each stock option to purchase Aztar Common Stock (the "Aztar Employee Stock Options") granted under the Aztar Employee Stock Plans that is outstanding as of or immediately prior to the Effective Time, shall be converted into the right to receive an amount in cash as soon as practicable following the Effective Time equal to the product of (x) the excess, if any, of the Common Stock Merger Consideration over the exercise price per Aztar Common Stock subject to such Aztar Employee Stock Option and (y) the total number of shares of Aztar Common Stock subject to such Aztar Employee Stock Option immediately before the Effective Time, with the aggregate amount of such payment rounded to the nearest cent, less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state, U.S. local or foreign Tax Law with respect to the making of such payment;

         (b) Prior to the Effective Time, the Board of Directors of Aztar (or, if appropriate, any committee administering the Aztar Employee Stock Plans) shall adopt such resolutions or take all such other actions as may be required to effect the foregoing and shall ensure that following the Effective Time no holder of Aztar Employee Stock Option or any participant in any Aztar Employee Stock Plan or other Aztar Employee Benefit Plan or Aztar Employment Agreement shall have any right thereunder to acquire any capital stock (including any "phantom" stock or stock appreciation rights) of Aztar or the Surviving Corporation.

         Section 5.05 Employee Matters.

         (a) Columbia agrees that, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, the employees of Aztar and any of its subsidiaries who are employed as of the Closing Date and continue employment (the "Company Employees") will continue to be provided with salary and benefits under employee benefit and commission or similar plans that are substantially similar, in the aggregate, to those currently provided by Aztar or any of its subsidiaries to such employees; provided that discretionary benefits shall remain discretionary.

         (b) For purposes of all employee benefit plans, programs and agreements maintained by or contributed to by Columbia and its subsidiaries (including, after Closing, the Surviving Corporation), Columbia shall, or shall cause its subsidiaries to cause each such plan, program or arrangement to treat the prior service with Aztar or any of its subsidiaries immediately prior to the Closing of any Company Employee (to the same extent such service is recognized under analogous plans, programs or arrangements of Aztar or any of its subsidiaries prior to the Effective Time) as service rendered to Columbia or any of its subsidiaries, as the case may be, for all purposes; provided, however, that such crediting of service shall not (i) operate to duplicate any benefit or the funding of such benefit under any plan, (ii) require the crediting of past service for benefit accrual purposes under any defined benefit pension plan or
(iii) be credited if past service credit has not been or will not be provided to employees of Columbia or its subsidiaries participating in such plan. Company Employees shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any other plan for which deductibles or co-payments are required. Columbia shall also cause each Columbia Plan (as defined below) to waive any preexisting condition or waiting period limitation which would otherwise be applicable to a Company Employee on or after the Effective Time (to the extent such limitation would not apply under the corresponding Aztar Employee Benefit Plan). Columbia shall recognize any accrued but unused vacation of the Company Employees as of the Effective Time, and Columbia shall cause Aztar and its subsidiaries to provide such paid vacation. For purposes of this Agreement, a "Columbia Plan" shall mean such employee benefit plan, as defined in Section 3(3) of ERISA, or a nonqualified employee benefit or deferred compensation plan, stock option, bonus or incentive plan or other employee benefit or fringe benefit program, that may be in effect generally for employees of Columbia and its subsidiaries from time to time.

         (c) Except as provided specifically in this Section 5.05, nothing in this Agreement shall limit or restrict the rights of Columbia or Aztar to modify, amend, terminate or establish employee benefit plans or arrangements, in whole or in part, at any time after the Effective Time.

         (d) No provision of this Section 5.05 shall create any third party beneficiary rights in any Company Employee or any current or former director or consultant of Aztar or its subsidiaries in respect of continued employment (or resumed employment) or any other matter.

         (e) Notwithstanding anything in this Agreement to the contrary, Columbia shall or shall cause its affiliates to honor and perform all obligations under any collective bargaining agreements pertaining to any Company Employees.

         (f) Notwithstanding any provision of this Agreement to the contrary, Columbia shall not, for at least twelve months following the Closing, cause there to be adopted any amendment to any Aztar Employee Benefit Plan that is a severance or retention plan, program, policy or agreement that would result in a diminution of benefits thereunder.

         Section 5.06 Indemnification, Exculpation and Insurance.

         (a) Each of Aztar and Columbia agrees that, to the fullest extent permitted under applicable law, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, employees or fiduciaries under benefit plans currently indemnified of Aztar and its subsidiaries as provided in their respective certificate or articles of incorporation, by-laws (or comparable organizational documents) or other agreements providing indemnification shall survive the Merger and shall continue in full force and effect in accordance with their terms. The certificate of incorporation and by-laws of the Surviving Corporation shall continue to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Aztar's certificate of incorporation and by-laws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

         (b) For six years after the Effective Time, the Surviving Corporation shall maintain in effect the directors' and officers' liability (and fiduciary) insurance policies covering acts or omissions occurring on or prior to the Effective Time with respect to those persons who are currently covered by Aztar's respective directors' and officers' liability (and fiduciary) insurance policies on terms with respect to such coverage and in amounts at least as favorable as those set forth in the relevant policy in effect on the date of this Agreement, except in no event shall the Surviving Corporation be required to make annual premium payments in connection therewith in excess of the amount set forth on Section 5.06(b) of the Aztar Disclosure Letter (the "Maximum Amount"), and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.06(b), the Surviving Corporation shall maintain the most advantageous policies of directors' and officers' insurance otherwise obtainable for an annual premium equal to the Maximum Amount. Notwithstanding the foregoing, either Columbia or Aztar may elect in lieu of the foregoing insurance, prior to the Effective Time, to obtain and fully pay for a policy (providing only for the Side A coverage for the Aztar Indemnified Parties (as defined in clause (c) below) with a claims period of at least six years from the Effective Time from an insurance carrier with the same or better credit rating as Aztar's current insurance carrier with respect to directors' and officers' liability insurance in an amount and scope the same as Aztar's existing policies with respect to matters existing or occurring at or prior to the Effective Time; provided that the cost thereof does not exceed $4,435,000.

         (c) From and after the Effective Time, Columbia agrees to cause the Surviving Corporation to indemnify and hold harmless each present or former director and officer of Aztar or any of its subsidiaries (in each case, for acts or failures to act in such capacity), determined as of the date hereof, and any person who becomes such a director or officer between the date hereof and the Effective Time (collectively, the "Aztar Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), to the fullest extent permitted by applicable law (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that if required by applicable law the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

         (d) The obligations of the Surviving Corporation under this Section
5.06 shall not be terminated or modified by such parties in a manner so as to adversely affect any Aztar

Indemnified Party or any other person entitled to the benefit of Sections 5.06(a) and (b), as the case may be, to whom this Section 5.06 applies without the consent of the affected Aztar Indemnified Party or such other person, as the case may be. If the Surviving Corporation (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in Section 5.06.

         (e) The provisions of Section 5.06 are (i) intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

         Section 5.07 Fees and Expenses.

         (a) Except as provided in this Section 5.07 or Section 4.01(d), all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

         (b) In the event that (i)(A) the condition set forth in Section 6.01(c)(ii) shall have been satisfied, (B) following the Stockholder Approval, a Takeover Proposal (or the intention of any person to make one), whether or not conditional, shall have been made known to Aztar or shall have been publicly disclosed and thereafter (C)(x) this Agreement is terminated by Aztar or Columbia pursuant to Section 7.01(b)(i) and (y) within 6 months of such termination Aztar or any of its subsidiaries enters into any Aztar Acquisition Agreement or any person consummates any Takeover Proposal, (ii) prior to or during the Stockholders Meeting (or any subsequent meeting of Aztar stockholders at which it is proposed that the Merger be approved), a Takeover Proposal (or the intention of any person to make one), whether or not conditional, shall have been publicly disclosed, and thereafter (x) this Agreement is terminated by either Aztar or Columbia pursuant to Section 7.01(b)(ii) and (y) within 9 months of such termination Aztar or any of its subsidiaries enters into any Aztar Acquisition Agreement or any person consummates any Takeover Proposal, (iii) this Agreement is terminated by Aztar pursuant to Section 7.01(d), (iv) this Agreement is terminated by Columbia pursuant to Section 7.01(f)(i) and within 9 months of such termination Aztar or any of its subsidiaries enters into any Aztar Acquisition Agreement or any person consummates any Takeover Proposal, (v) this Agreement is terminated by Columbia pursuant to Section 7.01(f)(ii), or
(vi) this Agreement is terminated by Columbia pursuant to Section 7.01(g) as a result of a material and intentional breach by Aztar, then in each case Aztar shall pay Columbia a fee equal to $55.228 million (the "Termination Fee") and shall reimburse Columbia for its fees and expenses incurred in connection with the transactions contemplated hereby up to a maximum of $27.36 million (the "Termination Expenses"), payable by wire transfer of same day funds; (for the purposes of the foregoing the terms "Aztar Acquisition Agreement" and "Takeover Proposal" shall have the meanings assigned to such terms in Section 4.03 except that the references to "20%" in the definition of "Takeover

Proposal" in Section 4.03(a) shall be deemed to be references to "50%". Payment of the Termination Fee and Termination Expenses to Columbia pursuant to (A) clauses (i), (ii) or (iv) above shall be made concurrently with the earlier of the consummation of the Takeover Proposal or the entry of the Aztar Acquisition Agreement, (B) clause (iii) above shall be made concurrently with termination of this Agreement or (C) clause (v) or (vi) above shall be made within two business days of termination of this Agreement.

         (c) Aztar acknowledges that the agreement contained in Section 5.07(b) is an integral part of the transactions contemplated by this Agreement, and that, without this agreement, Columbia would not enter into this Agreement; accordingly, if Aztar fails promptly to pay any amount due pursuant to Section 5.07(b), and, in order to obtain such payment, Columbia commences a suit that results in a judgment against Aztar for the payments set forth in Section 5.07(b), Aztar shall pay to Columbia its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate plus 2% per annum of Citibank N.A. in effect on the date such payment was required to be made.

         (d) In the event of the termination of this Agreement pursuant to (i)
Section 7.01(b)(i), if at the time of such termination, the condition set forth in Section 6.01(c)(ii) has not been satisfied, (ii) Section 7.01(b)(iii), if the Restraint is issued by a Governmental Authority and relates to any Required Gaming Approval or any Gaming Law applicable in any jurisdiction, (iii) Section 7.01(b)(iv), if the condition that is incapable of satisfaction is the condition set forth in Section 6.01(c)(ii) or the condition set forth in Section 6.01(b) (to the extent the Restraint is issued by a Governmental Authority and relates to any Required Gaming Approval or Gaming Law) or (iv) Section 7.01(c), the Custodial Assets, together with any interest earned thereon, shall be paid to Aztar as liquidated damages. Columbia and Sussex each acknowledges that payment of the Custodial Assets constitutes a non-exclusive remedy and does not deprive Aztar of, or limit Aztar to, any other remedies Aztar may have under this Agreement, at law or in equity, upon a termination of this Agreement if there has been a willful and material breach by Sussex or Columbia of any of its representations, warranties, covenants or other agreements contained in this Agreement or the Custody and Security Agreement, which breach has not been cured by Sussex or Columbia prior to such termination. Aztar acknowledges that payment of the Custodial Assets constitutes Aztar's exclusive remedy and deprives Aztar of any other remedies Aztar may have under this Agreement, at law or in equity, upon a termination of this Agreement, except if there has been a willful and material breach by Sussex or Columbia of any of its representations, warranties, covenants or other agreements contained in this Agreement which breach has not been cured by Sussex or Columbia prior to such termination. In the event of the termination of this Agreement pursuant to (i) Section 7.01(a), (ii) Section 7.01(b)(i), if at the time of such termination, the condition set forth in
Section 6.01(c)(ii) has been satisfied, (iii) Section 7.01(b)(ii), (iv) Section 7.01(b)(iii), unless the Restraint is issued by a Governmental Authority and relates to any Required Gaming Approval or any Gaming Law applicable in any jurisdiction, (v) Section 7.01(b)(iv), unless the condition that is incapable of satisfaction is the condition set forth in Section 6.01(c)(ii) or the condition set forth in Section 6.01(b) (to the extent the Restraint is issued by a Governmental Authority and relates to any Required Gaming Approval or Gaming
Law), (vi) Section 7.01(d), (vii) Section 7.01(e), (viii) Section 7.01(f) or
(ix) Section 7.01(g), the Custodial Assets, together with any interest earned thereon, shall be paid to Sussex; provided, however, that in the event (A) this Agreement is terminated pursuant to Section 7.01(b)(ii) or Section 7.01(f)(i), (B) at or prior to the time of such termination, Sussex or Columbia has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement to an extent that would reasonably be expected to prevent or delay beyond the Termination Date the consummation of the transactions contemplated by this Agreement, and (C) at or prior to the time of such termination, Aztar has not breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement to an extent that would reasonably be expected to prevent or delay beyond the Termination Date the consummation of the transactions contemplated by this Agreement, the Custodial Assets, together with any interest earned thereon, shall be paid to Aztar.

         Section 5.08 Public Announcements. Aztar, on the one hand, and Sussex and Columbia, on the other hand, will consult with each other before issuing, and provide each other the reasonable opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as any party, after consultation with counsel, determines is required by applicable law or applicable rule or regulation of the NYSE; provided, that Sussex and Columbia or Aztar, as the case may be, may issue its own press releases and make public statements with respect to the Transactions contemplated by this Agreement so long as the substance of such statements has already been disclosed publicly.

         Section 5.09 Aztar Headquarters. For a period of not less than 9 months following the Effective Time, Columbia shall maintain the current headquarters of Aztar in Phoenix, Arizona as a divisional headquarters. For the avoidance of doubt, nothing contained herein, shall be deemed to obligate Columbia or any of its subsidiaries to employ any individual or group of individuals at such location after the Closing.

         Section 5.10 Pinnacle Termination Fee. Aztar shall, concurrently with the termination of the Pinnacle Agreement, pay to Pinnacle the full amount of the "Termination Fee" and the "Termination Expenses" as defined in the Pinnacle Agreement (together the "Pinnacle Fees") in accordance with Section 5.07(b) of the Pinnacle Agreement. Upon payment of the Pinnacle Fees by Aztar in accordance with the previous sentence, Aztar shall be reimbursed therefor in accordance with the Custody and Security Agreement. If this Agreement is terminated in circumstances requiring payment of the Termination Fee pursuant to Section 5.07(b), or under circumstances requiring the payment of the Custodial Assets to Columbia pursuant to Section 5.07(d), then Aztar shall reimburse Columbia for the Pinnacle Fees. Any reimbursement by Aztar of the Pinnacle Fees shall be made at the time that the Termination Fee and/or Custodial Assets are due to Columbia.

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

         Section 5.11 Guarantee.

         (a) Sussex absolutely, unconditionally and irrevocably guarantees to Aztar the due and punctual observance, performance and discharge of all of the covenants, agreements, obligations and liabilities of Columbia and Merger Sub pursuant to this Agreement, whether fixed, contingent, now existing or hereafter arising, created, assumed, incurred or acquired (the "Obligations").

         (b) Sussex agrees that the obligations of Sussex hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of Aztar to assert any claim or demand or to enforce any right or remedy against Columbia or Merger Sub, (ii) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms of provisions of this Agreement, (iii) any change in the corporate existence, structure or ownership of Columbia or Merger Sub, (iv) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Columbia or Merger Sub, (v) any lack of validity or enforceability of this Agreement, (vi) the existence of any claim, set-off or other rights which Sussex may have at any time against Columbia, Merger Sub or Aztar, whether in connection with the Obligations or otherwise, and (vii) any other act or omission which might in any manner or to any extent vary the risk of Sussex or otherwise operate as a release or discharge of Sussex, all of which may be done without notice to Sussex. Aztar shall not be bound or obliged to exhaust its recourse against Columbia or Merger Sub or pursue any other remedy whatsoever before being entitled to demand the satisfaction of the Obligations by Sussex hereunder. To the fullest extent permitted by law, Sussex hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by Aztar. Sussex acknowledges that it will receive substantial direct and indirect benefits from the Merger and the other transactions contemplated by this Agreement and that the waivers set forth herein are knowingly made in contemplation of such benefits.

         (c) This guarantee shall remain in full force and effect and shall be binding on Sussex, its successors and assigns until all of the Obligations have been indefeasibly paid, observed, performed or satisfied in full.

                                   ARTICLE VI

                              Conditions Precedent

         Section 6.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

         (a) Stockholder Approvals. The Stockholder Approval shall have been obtained.

         (b) No Injunctions or Restraints. (i) No (x) temporary restraining order or preliminary or permanent injunction or other order by any Federal or state court of competent jurisdiction preventing consummation of either of the Merger or the other transactions contemplated hereby or (y) applicable Federal or state law prohibiting consummation of either of the Merger or the other transactions contemplated hereby (collectively, "Restraints") shall be in effect. (ii) No Governmental Authority shall have instituted (or if instituted, shall not have withdrawn) any proceeding seeking any Order the issuance of which would be reasonably likely to result in the failure of the condition set forth in Section 6.01(b)(i).

         (c) Statutory Approvals. (i) The waiting period applicable to the consummation of the Merger and the other transactions contemplated hereby under the HSR Act shall have expired or been earlier terminated, and (ii) all Required Gaming Approvals required to be obtained for the consummation of the Merger and the other transactions contemplated hereby from Gaming Authorities in Nevada, New Jersey, Missouri (except in the event that Aztar completes the Missouri Divestiture or Closing in accordance with Section 5.03(b) hereof), Indiana, Mississippi and Louisiana, shall have been obtained and remain in full force and effect (including by way of obtaining an interim casino authorization from the State of New Jersey in the case of New Jersey) (the foregoing Governmental Consents described in clauses (i) and (ii) collectively, the "Required Governmental Consents"). In the case of the obligation of Columbia, all Required Governmental Consents that have been obtained shall have been obtained without the imposition of any term, condition or consequence the acceptance of which would, individually or in the aggregate, reasonably be expected to have or result in a Specified Material Adverse Effect.

         Section 6.02 Conditions to Obligations of Aztar. The obligation of Aztar to effect the Merger is further subject to satisfaction or waiver of the following conditions:

         (a) Representations and Warranties. The representations and warranties of Sussex and Columbia set forth herein and in the Custody and Security Agreement shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Columbia to consummate the transactions contemplated hereby.

         (b) Performance of Obligations of Columbia. Each of Sussex and Columbia shall have performed in all material respects all obligations required to be performed by it under this Agreement and the Custody and Security Agreement at or prior to the Closing Date.

         (c) Closing Certificates. Aztar shall have received a certificate signed by an executive officer of each of Sussex and Columbia, dated the Effective Time, to the effect that, to such officer's knowledge, the conditions set forth in Sections 6.02(a) and 6.02(b) have been satisfied.

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

         Section 6.03 Conditions to Obligations of Columbia. The obligation of Columbia to effect the Merger is further subject to satisfaction or waiver of the following conditions:

         (a) Representations and Warranties. (i) The representations and warranties of Aztar contained in Sections 3.01(b), 3.01(c), 3.01(m)(ii), and 3.01(p) of this Agreement that are qualified as to materiality or by reference to material adverse effect shall be true and correct, and such representations and warranties of Aztar that are not so qualified shall be true and correct in all material respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) all other representations and warranties of Aztar set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Aztar.

         (b) Performance of Obligations of Aztar. Aztar shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

         (c) Closing Certificates. Columbia shall have received a certificate signed by an executive officer of Aztar, dated the Effective Time, to the effect that, to such officer's knowledge, the conditions set forth in Sections 6.03(a) and 6.03(b) have been satisfied.

         Section 6.04 Frustration of Closing Conditions. Neither Aztar nor Columbia may rely on the failure of any condition set forth in Section 6.01,
6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, to the extent required by and subject to Section 5.03.

                                  ARTICLE VII

                        Termination, Amendment and Waiver

         Section 7.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or (other than pursuant to clauses
(d) below) after the Stockholder Approval:

         (a) by mutual written consent of Aztar and Columbia;

         (b) by either Aztar or Columbia:

                  (i) if the Merger shall not have been consummated by the 12-month anniversary of the date of this Agreement (the "Termination Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time; provided, further, that if Aztar or Columbia reasonably determines that additional time is necessary in connection with obtaining any Required Gaming Approval referred to in Section 6.01(c)(ii) or in order to comply with the terms of any such Required Gaming Approval to the extent that such compliance is required to occur prior to the Effective Time, or in order to complete the Missouri Divestiture or Closing, Aztar or Columbia may extend the Termination Date for an additional period of up to three months;

                  (ii) if the Stockholder Approval shall not have been obtained at a Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

                  (iii) if any Restraint having the permanent effects set forth in Section 6.01(b)(i) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(iii) shall have used its reasonable best efforts to prevent the entry of and to remove such Restraint; or

                  (iv) if any condition to the obligation of such party to consummate the Merger set forth in Section 6.02 (in the case of Aztar) or in Section 6.03 (in the case of Columbia) becomes incapable of satisfaction prior to the Termination Date; provided that the failure of any such condition to be capable of satisfaction is not the result of a material breach of this Agreement by the party seeking to terminate this Agreement;

         (c) by Aztar, if any of Sussex or Columbia shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or the Custody and Security Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or (b), and
(B) is incapable of being cured by Sussex or Columbia or is not cured by Sussex or Columbia within 120 days following receipt of written notice from Aztar of such breach or failure to perform;

         (d) by Aztar in accordance with Section 4.03(b); provided, that, in order for the termination of this Agreement pursuant to this paragraph (d) to be deemed effective, Aztar shall have complied with Section 4.03 and with applicable requirements, including the payment of the Termination Fee and Termination Expenses, of Section 5.07;

         (e) by Columbia, if Aztar shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or the Custody and Security Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or (b), and (B) is incapable of being cured by Aztar or is not cured by Aztar within 120 days following receipt of written notice from Columbia of such breach or failure to perform;

         (f) by Columbia, if the Board of Directors of Aztar (or any committee thereof) (i) shall have withdrawn or modified, or proposed publicly to withdraw or modify, the approval or recommendation by such Board of Directors of this Agreement or the Merger, or (ii) shall have approved or recommended, or proposed to approve or recommend, a Takeover Proposal (it being understood and agreed that any "stop-look-and-listen" communication by the Board of Directors of Aztar to the stockholders of Aztar limited to the matters specified in Rule 14d-9(f) of the Exchange Act, or any similar communication to the stockholders of Aztar in connection with the commencement of a tender offer or exchange offer limited to the "stop-look-and-listen" matters specified in Rule 14d-9(f), shall not be deemed to constitute an approval or recommendation of a Takeover Proposal); and

         (g) by Columbia, in the event of a material breach of Section 4.03 or
Section 5.01(b).

         Section 7.02 Effect of Termination. In the event of termination of this Agreement by either Columbia or Aztar as provided in Section 7.01, this Agreement shall forthwith become null and void and have no effect, without any liability or obligation on the part of Aztar or Columbia, other than the fee and indemnity provisions of Section 4.01(b), Section 4.01(c), and Section 4.01(d), and the confidentiality provisions of Section 5.02, Section 5.07, this Section
7.02 and Article VIII, which provisions shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement and in the Custody and Security Agreement, in which case such termination shall not relieve any party of any liability or damages resulting from its willful and material breach of this Agreement or in the case of Columbia, if all of the conditions to Columbia's obligation to consummate the Merger are satisfied (other than the condition set forth in Section 6.03(c)) (and, in the case of the condition set forth in
Section 6.03(c), either such condition has been satisfied or Aztar confirms to Columbia in writing that it is willing and able to deliver the certificate referred to in Section 6.03(c) as of the Closing Date) and Columbia fails to consummate the Merger in accordance with the terms and conditions hereof as a result of its failure to obtain the Financing.

         Section 7.03 Amendment. This Agreement may be amended by the parties at any time before or after the Stockholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the stockholders of Aztar without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         Section 7.04 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.03, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                  ARTICLE VIII

                               General Provisions

         Section 8.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time and such provisions shall survive the Effective Time.

         Section 8.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (as of the time of delivery or, in the case of a telecopied communication, of electronic confirmation) if delivered personally, telecopied (which is electronically confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a) if to Aztar, to:

                  Aztar Corporation
                  2390 East Camelback Road, Suite 400
                  Phoenix, Arizona  85016
                  Telecopy No.:  602-381-4108
                  Attention:  Nelson W. Armstrong, Jr.

                  with a copy to:
                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, New York  10036
                  Telecopy No.:  (212) 735-2000
                  Attention: David Fox
                             Thomas W. Greenberg

         (b) if to any of Sussex, Columbia or Merger Sub, to:

                  Wimar Tahoe Corporation d/b/a Columbia Entertainment 207 Grandview Drive
                  Ft. Mitchell, KY 41017 Telecopy No.: (859)
                  578-1190
                  Attention: Richard M. FitzPatrick, Vice President,
                             Chief Financial Officer
                  with a copy to:

                  Katz, Teller, Brant & Hild
                  255 East Fifth Street, Suite 2400
                  Cincinnati, OH  45202-4787
                  Telecopy No.:  (513) 762-0078
                  Attention: Andrew R. Berger

                  and to:

                  Columbia Sussex Corporation
                  207 Grandview Drive
                  Ft. Mitchell, KY 41017
                  Telecopy No.: (859) 578-1178
                  Attention: Vivian M. Raby, Chief Legal Counsel

         Section 8.03 Definitions. For purposes of this Agreement:

         (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

         (b) "Antitrust Laws" mean any antitrust, competition and/or commerce or trade regulatory laws, rules and/or regulations of any Governmental Authority;

         (c) "capital stock" or "shares of capital stock" means (a) with respect to a corporation, as determined under the laws of the jurisdiction of organization of such entity, capital stock or such shares of capital stock; (b) with respect to a partnership, limited liability company, or similar entity, as determined under the laws of the jurisdiction of organization of such entity, units, interests, or other partnership or limited liability company interests; or (c) any other equity ownership or participation;

         (d) "Covered Contracts" means any of the following Contracts (whether or not in writing) collectively with all exhibits and schedules to such
Contracts:

                  (i) any lease of real or personal property providing for annual rentals of $500,000 or more;

                  (ii) any agreement or series of related agreements involving aggregate commitments over the term thereof of, by or to Aztar or in the aggregate of $2,500,000 or more;

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

                  (iii) any agreement or series of related agreements that may involve payments or other consideration to or from Aztar or any of its subsidiaries in excess of $2,500,000 over the term thereof;

                  (iv) any agreement or agreements containing material indemnification or similar obligations on the part of Aztar or any of its subsidiaries;

                  (v) any neutrality agreements;

                  (vi) any agreement or series of related agreement providing for the acquisition or disposition of securities of any person or any assets, in each case involving more than $2,500,000 individually or in the aggregate;

                  (vii) any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to Aztar or any of its subsidiaries or in which Aztar or any of its subsidiaries owns any interest valued at more than $2,500,000 without regard to percentage voting or economic interest (unless pursuant to such agreement or arrangement, Aztar and its subsidiaries do not have a future funding obligation reasonably likely to require funding of more than $2,500,000);

                  (viii) any Material Contract;

                  (ix) any non-competition Contract or other Contract that (I) purports to limit either the type of business in which Aztar or its subsidiaries (or, after the Effective Time, Columbia or its affiliates) may engage or the manner or locations in which any of them may so engage in any business or contains exclusivity, most favored nation, preferred provider or similar provisions that affect the operation of Aztar and its subsidiaries (or, after the Effective Time, Columbia or its affiliates) or (II) would require the disposition of any material assets or line of business of Columbia or its subsidiaries or, after the Effective Time, Columbia or its affiliates;

                  (x) any Contract that contains a put, call or similar right pursuant to which Aztar or any of its subsidiaries would be required to purchase or sell, as applicable, any equity interests of any person or assets that have a fair market value or purchase price of more than $500,000; or

                  (xi) any other Contract or group of Contracts with a single counterparty (including its affiliates) that, if terminated or subject to a default by any party thereto, individually or in the aggregate, would have or would reasonably be expected to have a material adverse effect on Aztar;

         (e) "Gaming Authority" means any Governmental Authority with jurisdiction over any person's gaming operations; for the avoidance of doubt, in all cases, the term Governmental Authority includes Gaming Authorities whether or not so specified;

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

         (f) "Gaming Laws" means the Federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, decree, injunction or other authorization governing or relating to the current or contemplated casino and gaming activities and operations of any person;

         (g) "material adverse change" or "material adverse effect" means, when used in connection with Aztar, Columbia or Sussex, as the case may be, any change, effect, event, occurrence or state of facts (i) that is materially adverse to the business, assets, properties, financial condition or results of operations of such person and its subsidiaries taken as a whole but excluding any of the foregoing resulting from (A) changes in international or national political or regulatory conditions generally (in each case, to the extent not disproportionately affecting the applicable person as compared to other gaming companies), (B) changes or conditions generally affecting the U.S. economy or financial markets or generally affecting the industry in which the applicable person or any of its subsidiaries operates, or any act of terrorism or war occurring after the date hereof (in each case, to the extent not disproportionately affecting the applicable person as compared to other gaming companies), (C) changes in tax rates in any state in which Aztar or its subsidiaries operates, (D) the introduction of gaming in any state adjoining any state in which Aztar or its subsidiaries operates, (E) any change in Law that legalizes other forms of gaming in any state in which Aztar operates, as long as such change in Law does not reduce or alter the scope, manner of operation, type, nature or timing of any permitted gaming activities which Aztar or its subsidiaries are permitted to conduct, (F) any change in state Law, as long as such change in Law does not reduce or alter the scope, manner of operation, type, nature or timing of any permitted gaming activities which the applicable person or its subsidiaries are permitted to conduct and as long as such change in Law does not disproportionately affect the applicable person as compared to other gaming companies in the state, (G) any matters disclosed in Section 8.03(g) of the Aztar Disclosure Letter, or (H) any loss of employees during the pendency of the Merger, any change resulting from the Missouri Closing or Divestiture or any change in the status of Aztar's gaming license application in Allentown, Pennsylvania, or (I) any change resulting from (i) actions with respect to any Specified Assets as contemplated by Section 5.03(g) above, or
(ii) other actions taken at Columbia's request to obtain, or to eliminate the need to obtain, any Required Governmental Consents or (ii) that prevents or materially delays such person from performing its material obligations under this Agreement or consummation of the transactions contemplated hereby;

         (h) "Permitted Investments" shall mean:

    a. direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;

    b. time deposit accounts, certificates of deposit and money market deposits issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250 million

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

         and whose long-term debt, or whose parent holding company's long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

    c. repurchase obligations for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

    d. commercial paper issued by a corporation (other than an affiliate of Columbia) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody's, or A-1 (or higher) according to S&P;

    e. securities issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody's;

    f. shares of mutual funds whose investment guidelines restrict 95% of such funds' investments to those satisfying the provisions of clauses (a) through (e) above; and

    g. money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody's and (iii) have portfolio assets of at least $5,000.0 million;

         (i) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

         (j) "solvent" means that, as of any date of determination, (a) the amount of the "fair saleable value" of the assets of Columbia and its subsidiaries (including Aztar and its subsidiaries) will, as of such date, exceed the value of all of Columbia and its subsidiaries (including Aztar and its subsidiaries), including contingent and other liabilities," as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and, (b) Columbia and its subsidiaries (including Aztar and its subsidiaries) will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) each of Columbia and its subsidiaries (including Aztar and its subsidiaries) reasonably believes it will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, (i) "not have ...an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged" and "able to pay its liabilities, including contingent and other liabilities, as they mature" means that Columbia and its subsidiaries (including Aztar and its subsidiaries) reasonably believes it will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due; and

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

         (k) "subsidiary" means, with respect to any person, any other person, whether incorporated or unincorporated, of which more than 50% of either the equity interests in, or the voting control of, such other person is, directly or indirectly through subsidiaries or otherwise, beneficially owned by such first person.

         Section 8.04 Interpretation and Other Matters. (a) When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. "Knowledge" of a person and similar terms shall mean the actual knowledge of the executive officers of such person.

         (b) Each of Aztar and Columbia has or may have set forth information in its respective disclosure letter in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a disclosure letter need not be set forth in any other section of the disclosure letter so long as its relevance to the latter section of the disclosure letter or section of this Agreement is readily apparent on the face of the information disclosed in the disclosure letter to the person to which such disclosure is being made. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms "material," "material adverse effect" or other similar terms in this Agreement.

         (c) Columbia agrees to cause Merger Sub to comply with its respective obligations under this Agreement.

         Section 8.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties.

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

         Section 8.06 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein), the Custody and Security Agreement and the Confidentiality Agreement (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (ii) except for the provisions of Section 5.06 (which shall be enforceable by the Indemnified Parties), are not intended to and shall not confer upon any person other than the parties any rights or remedies.

         Section 8.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

         Section 8.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other party. Any attempted or purported assignment in violation of the preceding sentence shall be null and void and of no effect whatsoever. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         Section 8.09 Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto
(a) consents to submit itself to the personal jurisdiction of the federal and state courts located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement,
(b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court in the State of Delaware.

         Section 8.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

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

         Section 8.11 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

         Section 8.12 Alternative Structure. The parties agree to cooperate in the consideration of alternative structures to implement the transactions contemplated by this Agreement as long as there is no change in the economic terms thereof and such change does not impose any material delay on, or condition to, the consummation of the Merger, or adversely affect Aztar, prior to the Effective Time, or Aztar's stockholders or result in liability to Aztar directors or officers. Any such alternative structure shall constitute a "change of control" with respect to the Aztar Employee Benefit Plans and Aztar Employment Agreements to the same extent that the transactions contemplated hereby constitute a "change of control" with respect to the applicable Plan or Agreement.

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


         IN WITNESS WHEREOF, each of Aztar, Sussex, Columbia and Merger Sub has caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                         COLUMBIA SUSSEX CORPORATION


                                         By: /s/ William J. Yung
                                             ----------------------------------
                                             Name:  William J. Yung
                                             Title: President


                                         WIMAR TAHOE CORPORATION
                                         D/B/A COLUMBIA ENTERTAINMENT


                                         By: /s/ William J. Yung
                                             ----------------------------------
                                             Name:  William J. Yung
                                             Title: President and Chief
                                                    Executive Officer


                                         WT-COLUMBIA DEVELOPMENT, INC.


                                         By: /s/ William J. Yung
                                             ----------------------------------
                                             Name:  William J. Yung
                                             Title: President


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

                                         AZTAR CORPORATION


                                         By: /s/ Neil A. Ciarfalia
                                             ----------------------------------
                                             Name:  Neil A. Ciarfalia
                                             Title: Chief Financial Officer
                                                    Vice President and Treasurer


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